Exhibit 2.1

Execution Version

Agreement and plan of merger

by and among

Woodside Energy Holdings (NA) LLC,

TELLURIAN INC.,

and

Woodside Energy (Transitory) Inc.

Dated as of July 21, 2024

i

ii

Annex A – Form of Bridge Loan Agreement

Annex B – Ground Leases

Exhibit 1 – Form of Surviving Corporation Certificate of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 21, 2024, is by and among Woodside Energy Holdings (NA) LLC, a Delaware limited liability company (“Parent”), Tellurian Inc., a Delaware corporation (the “Company”), and Woodside Energy (Transitory) Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and, together with Parent and the Company, the “Parties” and each, a “Party”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.17 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

WITNESSETH:

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) as a direct wholly owned subsidiary of Parent on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (d) resolved to recommend approval and adoption of this Agreement by its stockholders, and (e) directed that this Agreement be submitted to the stockholders of the Company for its approval and adoption;

WHEREAS, the Board of Managers of Parent (the “Parent Board”) has (a) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (d) resolved to recommend approval and adoption of this Agreement by its sole stockholder, and (e) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its approval and adoption;

WHEREAS, the sole stockholder of Merger Sub has executed and delivered to Merger Sub and the Company a written consent of the sole stockholder of Merger Sub, to be effective by its terms immediately following execution of this Agreement, approving and adopting this Agreement;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, Woodside Energy (USA), Inc., a Delaware corporation (the “Guarantor”), has entered into a guaranty, dated as of the date hereof, guaranteeing Parent’s and Merger Sub’s obligations under this Agreement, all in accordance with and subject to the limitations set forth therein (the “Parent Guaranty”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company’s willingness to enter into this Agreement, the Company and certain of the Company’s Subsidiaries have entered into that certain development bridge loan agreement in the form attached as Annex A hereto, dated as of the date of this Agreement (the “Bridge Loan Agreement”), with an affiliate of Parent pursuant to which such affiliate of Parent has agreed to provide, from time to time after the execution and delivery of this Agreement and during the availability period thereunder, subject to the terms and conditions set forth therein, senior secured loans in an aggregate principal amount of up to $230,000,000 (the “Bridge Loan Facility” and such loans thereunder, the “Bridge Loans”) to the Company (the Bridge Loan Agreement and all other agreements and instruments evidencing, securing, guaranteeing or otherwise pertaining to the Bridge Loan Facility, the “Bridge Loan Documents”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I

THE MERGER

Section 1.1         The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2         Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Parent, 1500 Post Oak, Houston, Texas, at 10:00 a.m., local time, or remotely by exchange of documents and signatures (or their electronic counterparts) as soon as practicable on the second (2nd) business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3         Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger, and make any other filings or recordings as may be required by Delaware law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4         Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, property, rights, privileges, powers and franchises of any kind of the Company and Merger Sub shall vest in the Surviving Corporation without further act or deed, and all debts, liabilities, duties and obligations of any kind of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation, all as provided under the DGCL.

Section 1.5         Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)            As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit 1 and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9(a)).

(b)            In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Merger Sub, in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation) until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9(a)).

Section 1.6         Directors. The Company and the Surviving Corporation shall take all necessary action such that, as of the Effective Time, the directors of the Surviving Corporation shall be the Persons who were the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.7         Officers. The Company and the Surviving Corporation shall take all necessary action such that, as of the Effective Time, the officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1         Effect on Capital Stock. Subject to the terms and provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or any holder of securities of any of the Parties:

(a)            Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive $1.00 per Share (the “Merger Consideration”), payable to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.6, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b)            Excluded Shares. Each Share and each Preferred Share that is held directly by the Company in treasury and each Share and each Preferred Share that is held directly by Parent or Merger Sub immediately prior to the Effective Time (such Shares and Preferred Shares, the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c)            Merger Sub Capital Stock. At the Effective Time, each outstanding share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)            Series C Preferred Stock. Each share of Series C Preferred Stock (each, a “Preferred Share”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive $8.16489 per Preferred Share (the “Preferred Stock Merger Consideration”), which is the consideration payable pursuant to Section 3(a) of the Certificate of Designations for the Series C Preferred Stock, payable to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.6, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Preferred Stock Merger Consideration to be paid in accordance with Section 2.2.

(e)            Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares or Preferred Shares, any change in the number of securities or instruments that are convertible, exchangeable or exercisable into or for Shares or Preferred Shares or any change in the number of Shares or Preferred Shares into or for which any securities or instruments are convertible, exchangeable or exercisable shall occur, in each case, as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of equity interests convertible into or exchangeable for Shares or Preferred Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration or Preferred Stock Merger Consideration, as applicable, shall be equitably adjusted to reflect such event and to provide to Parent, Merger Sub and the holders of Shares or Preferred Shares the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration, and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(e) shall be deemed to permit or authorize any Party to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.2         Payment for Securities; Surrender of Certificates.

(a)            Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration and Preferred Stock Merger Consideration in connection with the Merger in accordance with this Article II (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate sum of the Merger Consideration and Preferred Stock Merger Consideration to which holders of Shares and Preferred Shares, as applicable, shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1(a) in the case of the Merger Consideration or Section 2.1(d) in the case of the Preferred Stock Merger Consideration, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares or Preferred Shares in accordance with this Article II; provided, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares or Preferred Shares.

(b)            Procedures for Surrender.

(i)            Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) business days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares or Preferred Shares represented by certificates (the “Certificates”), which Shares or Preferred Shares were converted into the right to receive the Merger Consideration or Preferred Stock Merger Consideration, as applicable, at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form as Parent, the Company and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, which shall be in customary form. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share or Preferred Stock Merger Consideration for each Preferred Share, as applicable, formerly represented by such Certificates (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.6), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration or Preferred Stock Merger Consideration, as applicable, in cash as contemplated by this Agreement, except for Certificates for any Shares representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(ii)            Book-Entry Shares.

(A)          Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares or Preferred Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a).

(B)           In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.6), and such Book-Entry Shares of such holder shall be cancelled.

(C)           As soon as practicable after the Effective Time (and in no event later than three (3) business days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in customary form as Parent, the Company and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration or Preferred Stock Merger Consideration, as applicable, which shall be in customary form. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration or Preferred Stock Merger Consideration, as applicable, (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.6), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration or Preferred Stock Merger Consideration, as applicable, in cash as contemplated by this Agreement, except for Book-Entry Shares for any Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(c)            No Further Ownership Rights in the Company Common Stock or Series C Preferred Stock; Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares or Preferred Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or Preferred Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration or the Preferred Stock Merger Consideration, as applicable, in accordance with the terms and procedures set forth in this Agreement.

(d)            Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration or Preferred Stock Merger Consideration, as applicable, in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar applicable Laws) for delivery of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.6, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration or Preferred Stock Merger Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration or the Preferred Stock Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e)            Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration or Preferred Stock Merger Consideration, as applicable, payable in respect thereof pursuant to Section 2.1(a) or Section 2.1(d), respectively. Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration or Preferred Stock Merger Consideration, as applicable, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares and Preferred Shares outstanding immediately prior to the Effective Time and held by a stockholder or beneficial owner who is entitled to demand and has properly demanded appraisal for such Shares and Preferred Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares and Preferred Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration or the Preferred Stock Merger Consideration, as applicable, at the Effective Time. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders or beneficial owners of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL with respect to such Dissenting Shares. If any such holder or beneficial owner fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder or beneficial owner to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration or Preferred Stock Merger Consideration, as applicable, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.6, upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such Shares or Preferred Shares in the manner provided in Section 2.2. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares or Preferred Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle or compromise, or settle or compromise, any such demands, or agree to do any of the foregoing.

Section 2.4         Treatment of Company Equity-Based Awards.

(a)            Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company, be cancelled and converted into the right to receive (without interest) an amount of cash equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option, payable in accordance with Section 2.4(e); provided, however, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(b)            Company Restricted Stock.

(i)            At the Effective Time, each share of Company Double-Trigger Restricted Stock that is outstanding as of immediately prior to the Effective Time (including those held by Former Service Providers) other than shares of Company Double-Trigger Restricted Stock held by a Non-Continuing Employee shall, as of the Effective Time, automatically, without any action on the part of any Party or the holder thereof, be canceled by virtue of the Merger and converted into the right to receive from the Surviving Corporation, upon vesting of such Company Double-Trigger Restricted Stock, a lump-sum amount in cash, without interest, equal to the Merger Consideration (the “Converted Restricted Stock”). Each such Converted Restricted Stock shall remain subject to the same terms and conditions (including, as applicable, vesting (including any performance-based conditions) and forfeiture terms) as were applicable to such Company Restricted Stock award immediately prior to the Effective Time (except for administrative changes that are not adverse to the holder of the Converted Restricted Stock).

(ii)            At the Effective Time, each share of Company Single-Trigger Restricted Stock and each share of Company Double-Trigger Restricted Stock held by a Non-Continuing Employee, in each case, outstanding as of immediately prior to the Effective Time shall become fully vested as of the Effective Time and shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration (the “Cash-Out Restricted Stock”), payable in accordance with Section 2.4(e).

(iii)           At the Effective Time, all Company Restricted Stock shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the payment pursuant to clause (i) or (ii) of this Section 2.4(b).

(c)            Company RSUs.

(i)            At the Effective Time, each Company Double-Trigger RSU that is outstanding as of immediately prior to the Effective Time (including those held by Former Service Providers) other than the Company Double-Trigger RSUs held by a Non-Continuing Employee shall, as of the Effective Time, automatically, without any action on the part of any Party or the holder thereof, be canceled by virtue of the Merger and converted into the right (a “Converted RSU”, and, together with the Converted Restricted Stock, the “Converted Equity Awards”) to receive from the Surviving Corporation, upon vesting and settlement of such Converted RSU, a lump-sum amount in cash, without interest, equal to the Merger Consideration. Each such Converted RSU shall remain subject to the same terms and conditions (including, as applicable, vesting (including any performance-based conditions) and forfeiture terms) as were applicable to the corresponding Company Double-Trigger RSU immediately prior to the Effective Time (except for administrative changes that are not adverse to the holder of the Company Double-Trigger RSU).

(ii)           At the Effective Time, each Company Single-Trigger RSU that is outstanding (including those held by Former Service Providers) and each Company Double-Trigger RSU held by a Non-Continuing Employee, as of immediately prior to the Effective Time shall become fully vested as of the Effective Time and shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration (the “Cash-Out RSUs” and, together with the Cash-Out Restricted Stock, the “Cash-Out Equity Awards”), payable in accordance with Section 2.4(e).

(iii)          At the Effective Time, all Company RSUs shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company RSUs shall cease to have any rights with respect thereto, except the right to receive the payment pursuant to clause (i) or (ii) of this Section 2.4(c).

(d)            Company Tracking Units. At the Effective Time, each Company Tracking Unit that is outstanding as of immediately prior to the Effective Time shall automatically and without any required action on the part of any Party or the holder thereof, be canceled and converted into the right (a “Converted Tracking Unit” and, together with the Converted Equity Awards, the “Converted Equity-Based Awards”) to receive from the Surviving Corporation, upon vesting and settlement of such Converted Tracking Unit, a lump-sum amount in cash, without interest, equal to the Merger Consideration. Each Converted Tracking Unit shall remain subject to the same terms and conditions (including, as applicable, vesting (including any performance-based conditions) and forfeiture terms) as were applicable to such Company Tracking Unit immediately prior to the Effective Time (except for administrative changes that are not adverse to the holders of the Converted Tracking Unit). At the Effective Time, all Company Tracking Units shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Tracking Unit shall cease to have any rights with respect thereto, except the right to receive the payment pursuant to this Section 2.4(d).

(e)            Company and Parent Actions. At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay (through its payroll systems in the case of employees) all amounts payable pursuant to this Section 2.4 to the former holders of Company Options and Cash-Out Equity Awards, or at such later time as required under Section 409A of the Code with respect to Cash-Out RSUs held by Non-Continuing Employees. All such payments shall be subject to all applicable Tax withholding requirements. Prior to the Effective Time, Parent and the Company, as applicable, shall adopt such resolutions of the Company Board or Parent Board (or, if appropriate, any committee thereof) as are required to effectuate the actions contemplated by this Section 2.4. Without limiting the generality of the foregoing, as soon as reasonably practicable (but in no event later than ten (10) business days) after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Converted Equity-Based Award an award agreement setting forth such holder’s rights pursuant thereto and on such terms as set forth in this Section 2.4, as applicable. As of the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Company Equity Plans and the Company Equity-Based Plan.

Section 2.5         Treatment of Company Warrants. At the Effective Time, each outstanding Company Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a Company Warrant exercisable for Company Common Stock and shall become a Surviving Corporation warrant substantially similar in form and substance to the Company Warrant exercisable solely for the Merger Consideration; provided, that if the holder of a Company Warrant properly requests before the 30th day after public disclosure of the Effective Time by the Company pursuant to a Current Report on Form 8-K filed with the SEC, then the Surviving Corporation shall purchase the Company Warrant from the holder of the Company Warrant by paying, in cash, to the holder of the Company Warrant, within ten (10) business days after such request, an amount equal to the Black Scholes Value (as defined in the Company Warrant) of the remaining unexercised portion of the Company Warrant as of the Effective Time.

Section 2.6         Withholding. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent, and each of their respective affiliates shall be entitled to deduct and withhold from the consideration and any other amounts payable pursuant to this Agreement such amounts as Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent, or any of their respective affiliates is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any other Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and (ii) paid over to the applicable Governmental Entity.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents (excluding any disclosures set forth in any such Company SEC Document under the heading “Risk Factors,” “Forward-Looking Statements,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided, that clause (a) shall not apply to the representations and warranties set forth in Section 3.2, Section 3.3 or Section 3.10(b)), or (b) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) each section of which qualifies the correspondingly numbered representation, warranty or covenant (provided, that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference thereto, except in the case of Section 3.10(b), in which case only items disclosed on Section 3.10(b) of the Company Disclosure Schedule shall be deemed disclosed with respect to Section 3.10(b) and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have a Material Adverse Effect on the Company), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1         Qualification, Organization, Subsidiaries, etc.

(a)            Each of the Company and its Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) under the Laws of its jurisdiction of organization or formation and has the requisite corporate, partnership, limited liability company or other similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)            (i) The copies of the certificate of incorporation and bylaws of the Company as most recently filed with the Company SEC Documents (the “Company Organizational Documents”) are true, correct, and complete copies of such documents as in effect as of the date of this Agreement and (ii) the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of the Company, as amended through the date hereof, have been made available to the Parent. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Organizational Documents, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.2         Equity Interests.

(a)            The authorized capital stock of the Company consists of (i) 1,600,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 8,000,000 shares have been designated as Series C Preferred Stock (the “Series C Preferred Stock”). As of July 17, 2024 (the “Capitalization Date”), (A) 894,959,536 shares of Company Common Stock were issued and outstanding (including 18,955,551 shares of Company Restricted Stock outstanding (of which amount 1,030,246 shares of Company Single-Trigger Restricted Stock are outstanding)), (B) zero (0) shares of Company Common Stock were held in treasury, (C) 6,123,782 shares of Series C Preferred Stock were issued and 6,123,782 shares of Series C Preferred Stock convertible into 6,123,782 shares of Company Common Stock were outstanding and (D) other than the issued and outstanding Series C Preferred Stock, no other shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock and Company Preferred Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Equity Awards described in the first sentence of Section 3.2(b), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)            As of the Capitalization Date, there were 13,865,824 Shares reserved and available for issuance pursuant to the Company Equity Plans, of which amount (x) 6,417,042 Shares were subject to outstanding Company RSUs (of which amount 500,000 Shares were subject to outstanding Company Single Trigger RSUs) and (y) 792,048 Shares were subject to outstanding Company Options (with a weighted average exercise price of $10.58 per Share). Section 3.2(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a complete and accurate list of each outstanding Company Equity-Based Award granted under a Company Equity-Based Plan (including all binding commitments or promises to grant any award under an Company Equity-Based Plan) and (i) the name of the Company Equity-Based Plan pursuant to which such Company Equity-Based Award was granted, (ii) the name and/or employee identification number of the holder of such Company Equity-Based Award (identifying whether such individual is a current or former employee or service provider), (iii) the type of Company Equity-Based Award and the number of shares of Company Common Stock subject to or underlying such outstanding Company Equity-Based Award, (iv) the date on which such Company Equity-Based Award was granted or issued, (v) the extent to which such Company Equity-Based Award is vested and/or exercisable (as applicable) as of the Capitalization Date, and (vi) with respect to any Company Option, the expiration date, the exercise or purchase price per share, whether an “early exercise” feature is available (and, if so, whether and the extent to which such Company Option (or any portion thereof) was “early exercised”) and whether same is an “incentive stock option” (as defined in the Code) or a non-qualified stock option.

(c)            Each Company Option has an exercise price per share of Company Common Stock that is equal to or greater than the fair market value of a share of Company Common Stock on the grant date of such Company Option, determined in accordance with Section 409A of the Code, as applicable. Each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code. No Company Option has had its exercise date or grant date “back-dated” or materially delayed. Each Company Option, Company Restricted Stock and Company RSU was granted in accordance in all material respects with applicable Law and the applicable Company Equity Plan and corresponding award agreement thereunder and has been properly accounted for in accordance with GAAP. The Company has delivered to Parent true and complete copies of all of the forms of award agreements for all Company Equity-Based Awards, and all Company Equity-Based Awards are evidenced by award agreements in substantially the forms made available to Parent as of the date hereof, and no such Company Equity-Based Award is subject to terms that are different in any material respect from those set forth in such forms.

(d)            Except as set forth in Section 3.2(a) and Section 3.2(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or other equity or equity-based incentive awards, tracking units or phantom equity (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any capital stock, partnership interests, limited liability company interests or other equity interests of the Company or such Subsidiary of the Company or securities convertible into or exchangeable for such capital stock, partnership interests, limited liability company interests or other equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such capital stock, partnership interests, limited liability company interests or other equity interests, or (4) make any payment to any Person the value of which is derived from or calculated based on the value of the Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries.

(e)            Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(f)            There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the Company Common Stock, Company Preferred Stock or other equity interests of the Company or any of its Subsidiaries.

(g)            The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding capital stock, partnership interests, limited liability company interests or other equity interests of each Subsidiary of the Company, free and clear of any liens, claims, mortgages, pledges, security interests, equities, preemptive rights, or charges of any kind (each, a “Lien”) other than Company Permitted Liens, and all of such capital stock, partnership interests, limited liability company interests or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 3.3         Authority; Noncontravention.

(a)            The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted basis), voting as a single class, entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) resolved to recommend approval and adoption of this Agreement by its stockholders (the “Company Board Recommendation”), and (v) directed that this Agreement be submitted to the stockholders of the Company for its approval and adoption. Other than the Company Stockholder Approval, no other corporate or stockholder proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Company Stockholder Approval represents the only vote or consent of the holders of any class or series of the Company’s equity securities necessary to approve the transaction contemplated hereby. The Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, the Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Equitable Exception”).

(b)           Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) the rules and regulations of the New York Stock Exchange (the “NYSE”) and the NYSE American (the “NYSE American”), (v) the rules and regulations of the Securities and Exchange Commission (the “SEC”) in connection with the filing with the SEC of the Proxy Statement and (vi) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”) and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.2, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other Transactions or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)            The execution and delivery by the Company of this Agreement do not, and (assuming the Company Stockholder Approval and Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the agreement of limited partnership, limited liability company agreement, articles of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.4         Reports and Financial Statements.

(a)            The Company and each of its Subsidiaries have timely filed or furnished all forms, documents and reports, schedules, certifications, prospectuses, registration and other statements required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2022 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents filed or furnished prior to the date hereof complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be and none of the Company SEC Documents filed or furnished prior to the date hereof contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b)            As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(c)            The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof (if amended, as of the date of the last such amendment), and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments, the absence of footnotes, and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5         Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made. There (i) is no significant deficiency or material weakness in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) utilized by the Company or its Subsidiaries, (ii) is not, and since December 31, 2021 there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and (iii) is not, and since December 31, 2021 there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

Section 3.6         No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2023 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the Transactions, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), other than those that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.7         Compliance with Law; Permits.

(a)            The Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with, and are not, and have not been since January 1, 2022, in default under or in violation of, any applicable federal, state, local or foreign or multinational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, or agency requirement of any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)            The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, and as they are currently proposed (as disclosed in the Company SEC Documents) to be conducted, including all current and proposed (as disclosed in the Company SEC Documents) activities at the Company Owned Real Property or Company Leased Real Property (the “Company Permits”), and have paid all fees and assessments due and payable in connection with any of the Company Permits, except where the failure to have any of the Company Permits or to have filed such tariffs, reports, notices or other documents or to have paid such fees and assessments has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as indicated on Section 3.7(b) of the Company Disclosure Schedule, all Company Permits are valid and in full force and effect and are not subject to any pending administrative or judicial proceeding that would, if determined in a manner adverse to the Company or its Subsidiaries, reasonably be expected to result in the adverse modification, suspension, termination, cancellation or revocation thereof and neither the Company nor any of its Subsidiaries has received any written notice that any Company Permit will not be renewed in the ordinary course of business after the Effective Time, except where the failure to be in full force and effect, any modification, suspension, termination or cancellation or revocation thereof or any written notice that any Company Permit will not be renewed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are in compliance with the terms and requirements of all Company Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)            Without limiting the generality of Section 3.7(a), the Company, each of its Subsidiaries, and, to the knowledge of the Company, each of their respective directors, officers, employees and agents (in their respective capacities as such), (i) has not during the past five (5) years violated the U.S. Foreign Corrupt Practices Act (the “FCPA”), or any other U.S. and applicable non-U.S. anti-corruption, anti-bribery, or anti-money laundering Laws (collectively, “Anti-Corruption Laws”); (ii) has not during the past five (5) years made, offered, promised, authorized, or received any payment or gift of any money or anything of value to, from, or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, political campaign, or public international organization in violation of Anti-Corruption Laws; (iii) has not during the past five (5) years received from any Governmental Entity or any Person any notice, inquiry or allegation, or made any voluntary or involuntary disclosure to a Governmental Entity, concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws; (iv) to the knowledge of the Company, is not being (and has not been during the past five (5) years) investigated by any Governmental Entity with respect to any actual or potential violation or wrongdoing related to Anti-Corruption Laws; and (v) is not the subject of any pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to Anti-Corruption Laws.

Section 3.8         Environmental Laws and Regulations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) there are no actions, suits or governmental investigations or proceedings (whether administrative or judicial) pending, or to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any Person whose liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or liability under any Environmental Law, (b) the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Environmental Laws, which compliance includes and has included obtaining, maintaining and complying with all Company Permits required pursuant to Environmental Laws, (c) there has been no release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation, distribution or handling of, exposure to, or contamination by, any Hazardous Materials (i) to the knowledge of the Company, at any real property currently or formerly owned, leased or operated by the Company or any Subsidiary of the Company or (ii) arising from the operations of the Company or any Subsidiary of the Company, in the case of each of (i) and (ii) in a manner that has given rise or would give rise to liability of the Company or any of its Subsidiaries under any Environmental Laws, (d) the Company is not party to any order, judgment or decree that imposes any outstanding obligations on the Company or any of its Subsidiaries under any Environmental Law, and neither the Company nor any of its Subsidiaries have, since January 1, 2022 (or earlier if unresolved), received any written notice asserting a violation of, or liability under, Environmental Law, and (e)  other than in the ordinary course and pursuant to a typical allocation of liability and obligations under leases, subleases and other agreements, neither the Company nor any of its Subsidiaries has assumed or undertaken the liability of any other Person under Environmental Law or relating to Hazardous Materials. The Company and its Subsidiaries have made available to Parent copies of all material environmental reports, audits, assessments prepared since January 1, 2022, and all other material environmental, health or safety documents related to current or former properties, facilities or operations of the Company or its Subsidiaries that are in the possession of the Company or its Subsidiaries.

Section 3.9         Employee Benefit Plans.

(a)            Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. With respect to each material Company Benefit Plan, the Company has made available to Parent or its representatives complete and accurate copies of (i) such Company Benefit Plan, including any amendment thereto, (ii) a written description of any such Company Benefit Plan if such plan is not set forth in a written document, (iii) each trust, insurance, annuity or other funding contract related thereto (if any), (iv) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (v) the most recent Internal Revenue Service determination, opinion or advisory letter (if any), (vi) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any), (vii) the most recent summary plan description provided to participants, including all summaries of material modifications thereto, and (viii) all material correspondence to or from any Governmental Entity received since January 1, 2022, with respect to any such Company Benefit Plan. For purposes of this Agreement, (A) “Company Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any liability or obligation (contingent or otherwise) (including on account of an ERISA Affiliate), and (B) “ERISA Affiliate” means, any Person that, is, or was at a relevant time, treated as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414 of the Code.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained, operated, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each of the Company and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Company Benefit Plans, (iii) there has been no “prohibited transaction” as such term is defined in Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, (iv) neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist or events have occurred that could result in the imposition of any such penalties or Taxes and (v) there are no pending or, to the knowledge of the Company, threatened claims, actions, suits, audits, proceedings, investigation, litigations, inquiries or other disputes by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving or relating to any Company Benefit Plan (other than routine claims for benefits). Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or equivalent opinion or advisory letter from the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(c)            All material contributions, reimbursements and premium payments that have become due under the terms of any Company Benefit Plan or any Contract relating thereto have been timely made (without regard to any waivers granted with respect thereto) or, if not yet due, have been properly accrued in the Company’s financial statements in accordance with GAAP.

(d)            No Company Benefit Plan provides and neither the Company nor any of its Subsidiaries maintains, contributes to or is required to contribute to any Benefit Plan which provides for, or otherwise has any current or contingent liability or obligation to provide, retiree, post-employment or post-service health, medical, life or other welfare benefits to any Person, beyond the period required by the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code or similar state Law.

(e)            No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has any current or contingent liability or obligation (including on behalf of or in respect of an ERISA Affiliate) with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA), including any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), that is or was subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code.

(f)             None of the Company Benefit Plans is and neither the Company nor any of its Subsidiaries maintains, contributes to or is required to contribute to, or has any current or contingent liability or obligation with respect to, any Benefit Plan that is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA) and subject to ERISA.

(g)            Except as set forth on Section 3.9(g) of the Company Disclosure Schedule, neither the execution nor delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise), could, directly or indirectly, (i) entitle any current or former employee, consultant, officer, director or other individual service provider of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof) to severance pay, unemployment compensation or any other payment (whether in cash, property or the vesting of cash or property), (ii) accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any employee, consultant, officer, director or other individual service provider of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) limit or restrict the right to administer, amend or terminate any Company Benefit Plan.

(h)            Except as set forth on Section 3.9(g) of the Company Disclosure Schedule, neither the execution nor delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise), could, directly or indirectly, result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code.

(i)             Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) subject to Section 409A or 457A of the Code and any award thereunder that constitutes non-qualified deferred compensation under Section 409A or 457A of the Code has been established, operated, administered and documented in all respects in compliance with Section 409A or 457A of the Code, respectively. Except as set forth on Section 5.1(b)(H) of the Company Disclosure Schedules, no current or former director, officer, employee, consultant or individual service provider of the Company or any Subsidiary of the Company is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to taxes imposed under Section 409A, Section 457A or Section 4999 of the Code.

Section 3.10       Absence of Certain Changes or Events.

(a)            From the Balance Sheet Date through the date of this Agreement, other than in connection with the Transactions, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b)            From the Balance Sheet Date through the date of this Agreement, except in connection with the Transactions, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.11       Investigations; Litigation. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no, and since January 1, 2022, there have been no Actions, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of the Company, threatened) by, against or affecting the Company or any of its Subsidiaries, or any of their respective assets or operations by or before any Governmental Entity and (c) there are no, and since January 1, 2022, there have been no orders, judgments or decrees of, or before, any Governmental Entity against or affecting the Company or any of its Subsidiaries; provided, that to the extent any such representations or warranties in the foregoing clauses (a), (b) and (c) pertain to Actions that relate to the execution, delivery, performance or consummation of this Agreement or any of the Transactions, such representations and warranties are made only as of the date hereof.

Section 3.12       Proxy Statement. None of the information provided in writing by the Company specifically for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders’ Meeting (the “Proxy Statement”) will, on the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not specifically supplied in writing by or on behalf of the Company.

Section 3.13       Regulatory Matters.

(a)            The Company is not (i) a “natural-gas company” under the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by the Federal Energy Regulatory Commission (“FERC”) thereunder (“NGA”), (ii) a utility, gas service company, gas company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder, (iii) subject to regulation by FERC under the Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, and regulations promulgated by the FERC thereunder (“NGPA”) or (iv) a holding company or a public-utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by the FERC thereunder (“PUHCA”). Driftwood LNG, LLC (“Driftwood LNG”), a Subsidiary of the Company, is a “person” that owns an “LNG Terminal” and is subject to regulation by FERC under NGA Section 3, 15 U.S.C. §§ 717b, and the regulations promulgated by FERC thereunder. Driftwood LNG is not (i) a “natural-gas company” under the NGA, (ii)  a gas utility, gas service company, gas company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder, (iii) subject to regulation by FERC under the NGPA, and regulations promulgated by the FERC thereunder, or (iv) a holding company or a public-utility company as defined in PUHCA, and the regulations promulgated by the FERC thereunder. Driftwood Pipeline, LLC (“Driftwood Pipeline”), a Subsidiary of the Company, is a “person” that will become a “natural-gas company” subject to regulation under the NGA and the regulations promulgated by FERC thereunder. Driftwood Pipeline is not (i) a gas utility, gas service company, gas company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder, (ii) subject to regulation by FERC under the NGPA, and regulations promulgated by the FERC thereunder, or (iii) a holding company or a public-utility company as defined in PUHCA, and the regulations promulgated by the FERC thereunder.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all filings required to be made by the Company or any of its Subsidiaries since January 1, 2017, with the FERC, the Department of Energy (the “DOE”) and the Federal Communications Commission (“FCC”), under the NGA, the NGPA, the Interstate Commerce Act implemented by the FERC pursuant to 49 U.S.C. § 60502, the Federal Communications Act (or any related act) implemented by the FCC, or any regulations promulgated thereunder or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements, rates, tariffs, and all documents, exhibits, amendments and supplements appertaining thereto, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable Laws.

(c)            Each material order, approval, consent or other authorization issued to the Company or any of its Subsidiaries by a federal, state or local governmental authority or official, including FERC, the DOE and the FCC, is (i) listed on Section 3.13(c) of the Company Disclosure Schedule, (ii) in full force and effect, (iii) final and non-appealable except as indicated on Section 3.13(c) of the Company Disclosure Schedule, and (iv) free from conditions or requirements, the compliance with which could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries. The Company and its Subsidiaries are in full compliance with each such order, approval, consent or other authorization listed on Section 3.13(c) of the Company Disclosure Schedule.

Section 3.14       Tax Matters. Except as set forth on Section 3.14 of the Company Disclosure Schedule:

(a)            all income and other material Tax Returns that were required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account applicable extensions), and all such Tax Returns are true, complete and accurate in all material respects;

(b)            all material Taxes owed by the Company or any of its Subsidiaries (whether or not reflected on any Tax Return), or for which the Company or any of its Subsidiaries is liable, that are or have become due have been timely paid in full;

(c)            all Tax collection, withholding associated information reporting and deposit requirements imposed on the Company or any of its Subsidiaries have been satisfied in full in all material respects;

(d)            there are no Liens (other than Company Permitted Liens) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(e)            there are no audits, examinations, investigations, litigation or other proceedings ongoing, pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries;

(f)             there is no written claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing, with respect to the Company or any of its Subsidiaries that has not been fully resolved;

(g)            no written claim that has not been fully resolved has ever been received from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a particular Tax Return or pay a particular Tax that indicates that the Company or such Subsidiary, as applicable, is or may be required to file such Tax Return or pay such Tax;

(h)            there is not in force any (i) extension of time (other than automatic extensions that do not require the consent of any Governmental Entity) with respect to the due date for the filing of any Tax Return of the Company or any of its Subsidiaries or (ii) waiver or extension of time for the assessment or collection of any Tax of or from the Company or any of its Subsidiaries;

(i)             neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction prior to the Closing, any accounting method change or adjustments under Section 481 of the Code for any taxable period ending before the Closing, any closing or other similar agreement with any Governmental Entity entered into prior to the Closing, any prepaid amount received or deferred revenue amount accrued prior to the Closing, or as a result of an intercompany transaction, installment sale or open transaction entered into prior to the Closing;

(j)             neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by a Tax allocation or sharing agreement, and no payments are due or will become due by the Company or any of its Subsidiaries pursuant to any such agreement or any Tax indemnification agreement (other than any such agreement (i) arising in ordinary course commercial arrangements not primarily related to Taxes or (ii) solely among the Company and any of its Subsidiaries);

(k)            neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than any group of which the Company is the common parent, or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes) or otherwise by operation of Law;

(l)             neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; and

(m)            neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

Section 3.15       Employment and Labor Matters.

(a)            (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor-related agreement with any labor union, works council, labor organization or employee representative (each a “Labor Agreement”), (ii) there are no Labor Agreements or any other labor-related agreements or arrangements applicable to any employee of the Company or any of its Subsidiaries (each such employee, a “Company Employee”), and none are currently being negotiated, (iii) no Company Employee is represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with the Company or any of its Subsidiaries, (iv) there are no, and since January 1, 2022 there have been no, existing or, to the knowledge of the Company, threatened strikes, picketing, hand billing, or lockouts against or affecting the Company or its Subsidiaries or with respect to any Company Employees, (v) to the knowledge of the Company, there is no, and since January 1, 2022 there has been no, union organizing effort pending or threatened against the Company or any of its Subsidiaries, (vi) there is no, and since January 1, 2022 there have been no, unfair labor practice charge, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries or with respect to Company Employees (vii) there is no, and since January 1, 2022 there has been no, concerted slowdown or work stoppage in effect or, to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries or with respect to Company Employees, and (viii) neither the Company nor any of its Subsidiaries has any legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council, labor organization or employee representative, which is representing any Company Employee, or any applicable labor tribunal, in connection with the execution of this Agreement or the Transactions.

(b)            The Company and its Subsidiaries are, and since January 1, 2022 have been, in material compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, wages and hours, immigration, fair employment practices, discrimination, retaliation, harassment, classification of employees, and unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the WARN Act as a result of any action taken by the Company or its Subsidiaries since January 1, 2022.

(c)            The employees of the Company and its Subsidiaries have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such employees. Any Persons now or heretofore engaged by the Company or any of its Subsidiaries as consultants or contract laborers or independent contractors, rather than employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time (or comparable) employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws. The Company and its Subsidiaries have paid their employees all wages (including overtime, meal breaks, or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, or equal pay to which they would be entitled under applicable Laws.

(d)            There are no Actions pending, or to the knowledge of the Company, threatened to be brought or filed that pertain to the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of the Company or any of its Subsidiaries, including, without limitation, any charge, investigation, claim relating to unfair labor practices, equal employment opportunities, affirmative action, fair employment practices, employment discrimination, harassment, anti-discrimination and anti-harassment training (including anti-sexual harassment training), retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees (including, mass layoffs and plant closures), working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 3.16       Intellectual Property; Data Security.

(a)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights anywhere in the world (collectively, “Intellectual Property”) necessary to their respective businesses as currently conducted or as proposed to be conducted (collectively, the “Company Intellectual Property”). Except for such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any Intellectual Property rights of any Person; (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person; (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Owned Intellectual Property; and (iv) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any owned Company Intellectual Property.

(b)            Section 3.16(b) of the Company Disclosure Schedule set forth a true, complete, and accurate list of the applications, issuances, and registrations included in Company Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company Owned Intellectual Property is valid and, to the knowledge of the Company, subsisting and enforceable.

(c)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries, as applicable, has taken commercially reasonable steps designed to protect and maintain any trade secrets or other material confidential propriety information included in the Company Intellectual Property, and (ii) there have been no unauthorized uses or disclosures of any such trade secrets or other such material confidential information.

(d)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have implemented (i) commercially reasonable and appropriate technical, physical, and administrative measures, designed to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2022, there have been no material Security Incidents or failures of the IT Assets that have resulted in any material interruption of or adverse effect on the business of the Company or its Subsidiaries.

(e)            As used in this Agreement, “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment owned, controlled, or used by the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

(f)            As used in this Agreement, “Security Incident” means any (i) cyber or data security incident, ransomware or malware attack, or other incident affecting or with respect to any IT Assets or (ii) any unlawful or unauthorized access to, acquisition of, disclosure, exfiltration, use, loss, alteration, destruction, compromise, theft, or other unauthorized processing of any personal data owned or controlled by the Company or its Subsidiaries.

Section 3.17       Reserve Reports. The factual, non-interpretive data relating to the Oil and Gas Properties of the Company and the Company Subsidiaries on which the report of Netherland, Sewell & Associates (“NSAI”) regarding its independent audit, as of December 31, 2023, of certain of the proved Hydrocarbon reserves of the Company and its Subsidiaries referred to in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Company Reserve Report”) was complete and accurate at the time such data was provided to NSAI for use in the Company Reserve Report, except for any incompleteness or inaccuracy that has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The proved Hydrocarbon reserve estimates of the Company and its Subsidiaries set forth in the Company Reserve Report fairly reflect, in all material respects, the proved Hydrocarbon reserves of the Company and its Subsidiaries at the dates indicated therein and are in accordance with the rules promulgated by the SEC, as applied on a consistent basis throughout the periods reflected therein, except for any such matters that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The estimates of proved Hydrocarbon reserves provided to NSAI in connection with the preparation of the Company Reserve Report complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC.

Section 3.18       Properties.

(a)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) either the Company or a Subsidiary of the Company has indefeasible fee simple title to each real property reflected in the Company SEC Documents as being owned by the Company or a Company Subsidiary, or acquired after the Balance Sheet Date or otherwise owned by the Company or any Subsidiary (including, without limitation, all such owned real property relating to the LNG Plant or Site II), but specifically excluding Company Leased Real Property and Rights-of-Way (such owned real property collectively, the “Company Owned Real Property”), and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries accesses, uses or occupies or has the right to access, use or occupy any real property (or real property at which operations of the Company or any of its Subsidiaries are conducted) (including, without limitation, all such real property relating to the LNG Plant or Site II) (any property subject to such lease, sublease or other agreement, the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property” and such leases, subleases and other agreements, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Company Permitted Liens. The Company Real Property includes any real property necessary for the Company or any of its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted or as they are currently proposed (as disclosed in the Company SEC Documents) to be conducted, taking into account the current stage of development. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) each Company Real Property Lease is valid, binding and in full force and effect in accordance with its terms, subject to the limitation of such enforcement by (x) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (y) subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”), (B) no default of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, any other party thereunder, is currently outstanding under any Company Real Property Lease, and (C) neither the Company nor any of its Subsidiaries has received any written notice of any violation or breach of, default under or intention to cancel, terminate, modify or not renew any Company Real Property Lease. To the knowledge of the Company, there does not exist any pending or threatened condemnation or eminent domain proceedings that, if successfully prosecuted, would materially and adversely affect any of the Company Real Property. Neither the Company nor its Subsidiaries has collaterally assigned or granted any security interest in the Company Real Property Leases or interest therein.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Real Property or the use thereof that would reasonably be expected to adversely affect the existing or future (as disclosed in the Company SEC Documents) use of such Company Real Property by the Company or its Subsidiaries in the operation of its business thereon, taking into account the current stage of development, and (ii) except for such arrangements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party that would reasonably be expected to materially adversely affect the current or future use of Company Owned Real Property by the Company or its Subsidiaries in the aggregate or substantially impair operation of its business thereon. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(c)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries has such Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated and as they are intended to be used and operated for the LNG Plant, and each such Right-of-Way is valid and free and clear of all Liens (other than Company Permitted Liens); (ii) the Company and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Company nor any of its Subsidiaries has received written notice of the revocation or termination of any Right-of-Way. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all pipelines owned, operated or used by the Company and its Subsidiaries have or are otherwise entitled to the benefits of all Rights-of-Way to the extent necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated and as they are intended to be used and operated for the LNG Plant, and there are no gaps (including any gap arising as a result of any violation or breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

(d)            Except as set forth on Section 3.18(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) owns or has any rights with respect to any Oil and Gas Properties that are material to the Company or any such Subsidiary, or (ii) has any material liabilities or obligations with respect to any Oil and Gas Properties.

Section 3.19       Insurance. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Company reasonably believes to be customary for the industries in which it and its Subsidiaries operate. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received written notice of any pending or, to the knowledge of the Company, threatened cancellation with respect to any such insurance policy, in each case, other than in the ordinary course of business, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 3.20       Opinion of Financial Advisor. The Company Board has received the opinion of Lazard Frères & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be paid to the holders of Company Common Stock (other than Excluded Shares and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares and Dissenting Shares). The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion letter to Parent on a confidential non-reliance basis solely for informational purposes.

Section 3.21       Material Contracts.

(a)            Except for this Agreement, the Bridge Loan Documents, agreements filed as exhibits to the Company SEC Documents, and any Company Benefit Plan, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)                any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract between the Company and its Subsidiaries or among the Company’s Subsidiaries;

(ii)               any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iii)              any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $1,000,000, other than such indebtedness solely among the Company and its wholly owned Subsidiaries;

(iv)              any Contract for lease of personal property or real property involving annual payments in excess of $1,000,000 or aggregate payments in excess of $3,000,000 that are not terminable without penalty or other liability to the Company or any of its Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days;

(v)              any Contract (A) that would require the sale or disposition of any line of business of the Company or its Subsidiaries or (B) involving the pending acquisition or sale of any of the assets or properties of the Company or its Subsidiaries, taken as a whole, in each case of the foregoing clauses (A) and (B), for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $5,000,000;

(vi)              any Contract that is a construction agreement, or engineering, procurement and construction contract or similar Contracts involving annual payments in excess of $1,000,000 or aggregate payments in excess of $10,000,000;

(vii)            any Contract that (A) contains any exclusivity or “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first offer or refusal, to which the Company or any of the Company Subsidiaries or any of their respective affiliates is subject, and in each case, that restricts the business of the Company and the Company Subsidiaries, taken as a whole, in each case other than those contained in any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, or (B) expressly imposes any material restriction on the right or ability of the Company and its Subsidiaries, taken as a whole, to compete with any other Person or acquire or dispose of the securities of any other Person;

(viii)            any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties requiring annual payments by the Company and its Subsidiaries in excess of $1,000,000;

(ix)              any Contract for the purchase, storage and sale of Gas, the transportation of Gas, the liquefaction, storage, sale, export, tolling or transportation of LNG, or the sale of services or other products or by-products from the LNG Plant;

(x)               any Labor Agreement;

(xi)              any Contract that is for the former (to the extent of any ongoing liability or obligation) or current employment of any individual on a full-time, part-time, consulting or other basis (A) providing for target annual cash compensation equal to or in excess of $100,000 or (B) that cannot be terminated upon sixty (60) days’ written notice or less without further payment, obligation or liability by the Company or any of its Subsidiaries;

(xii)             any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity in excess of $250,000;

(xiii)            any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, limited liability company interests or other equity interests, as the case may be;

(xiv)            any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $1,000,000;

(xv)             each Contract relating to a Company Related Party Transaction;

(xvi)            any material lease or sublease with respect to a Company Leased Real Property, providing for material indemnification by the Company or any of its Subsidiaries, other than indemnification obligations in (A) customary joint operating agreements other than capacity leases and storage leases, in each case, entered into in the ordinary course of business, and (B) commercial agreements in the ordinary course of business; and that during the twelve months ended December 31, 2023 individually required, or is reasonably expected in the future to require, annual revenues or payments by the Company and its Subsidiaries in excess of $1,000,000;

(xvii)            any Contract requiring annual capital expenditures by the Company or any of its Subsidiaries in excess of $1,000,000 other than any capital expenditure permitted by Section 5.1(b) of the Company Disclosure Schedule;

(xviii)          any Contract that relates to any forward, futures, option, swap, collar, put, call, floor, cap, hedging derivative or other similar Contracts, whether financially or physically settled, that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price or availability of commodities; and

(xix)            any Contract that provides for the sale to, or delivery by, the Company or any of its Subsidiaries of electric power, energy or capacity, or services ancillary to such sale or delivery.

All contracts of the types referred to in clauses (i) through (xix) above are referred to herein as “Company Material Contracts.” “Contract” means any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b)            As of the date of this Agreement, the Company has either delivered or made available to Parent an accurate and complete copy of each Company Material Contract.  Except for matters which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) neither the Company nor any Subsidiary of the Company has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in a breach of or material default under the terms of any Company Material Contract, and (ii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, enforceable in accordance with its terms, subject to the Remedies Exceptions.

Section 3.22       Related Party Transactions. Except as disclosed on Section 3.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any Company Related Party Transaction. “Company Related Party Transaction” means any transaction or arrangement with any (a) present or former executive officer or director of the Company or any Subsidiary of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the Company Common Stock or Company Preferred Stock or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clauses (a) or (b) (but only, with respect to the Persons in clause (b)), to the knowledge of the Company, which, in each case, would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 3.23       Finders or Brokers. Except for Lazard Frères & Co. LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.24       State Takeover Statute. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary action to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL, and no other Takeover Laws are applicable to the Merger, this Agreement or any of the transactions contemplated hereby.

Section 3.25       No Derivatives and Hedging Transactions. The Company has no outstanding financial forwards, futures, options, swaps, puts, calls, floors, hedging and other similar transactions.

Section 3.26       Export Controls and Economic Sanctions.

(a)            Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents, (in their respective capacities as such) has during the past five (5) years violated any Export Control and Economic Sanctions Laws. To the extent that the Company’s activities are subject to Export Control and Economic Sanctions Laws, the Company has implemented and maintained internal control systems, and policies reasonably designed to promote compliance with applicable Export Control and Economic Sanctions Laws. None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees (in their respective capacities as such) is a Sanctioned Party or is or has been in the past five (5) years engaged in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Party or in any Sanctioned Jurisdiction, in each case in violation of Export Control and Economic Sanctions Laws. To the knowledge of the Company, no proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries or their respective directors, officers, employees, or agents (acting in their capacity as such) relating to a violation of the Export Control and Economic Sanctions Laws is pending or, to the knowledge of the Company, threatened. None of the Company nor any of its Subsidiaries has in the past five (5) years received from any Governmental Entity any notice, inquiry or allegation, or made any voluntary or involuntary disclosure to a Governmental Entity, concerning any actual or potential violation or wrongdoing related to Export Control and Economic Sanctions Laws.

(b)            As used in this Agreement, “Export Control and Economic Sanctions Laws” means all economic sanctions administered or enforced by the U.S. (including the U.S. Department of Treasury’s Office of Foreign Asset Control, U.S. Department of State or U.S. Department of Commerce), European Union, United Kingdom and United Nations Security Council, all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, retransfer, or import controls, and all U.S. anti-boycott Laws, including the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the Export Administration Act of 1979 (50 U.S.C. Chapter 56), the Export Administration Regulations (15 C.F.R. Parts 730-774), Section 3 of the NGA (15 U.S.C. § 717b), the Administrative Procedures With Respect to the Import And Export of Natural Gas (10 C.F.R. Part 590), regulations promulgated by the Office of Foreign Assets Control (31 C.F.R. Parts 500-599) and corresponding enabling statutes, the EU Dual Use Regulation, and any similar, applicable export control or economic sanctions Laws. “Sanctioned Jurisdiction” means a country, state, territory, region, or government thereof which is subject to comprehensive economic or trade restrictions under applicable Export Control and Economic Sanctions Laws, which may change from time to time (currently Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, and the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine). “Sanctioned Party” means (i) any Person that is designated under or the subject or target of any Export Control and Economic Sanctions Laws, including but not limited to the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”); the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls; any list of sanctioned Persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia; any list of sanctioned Persons administered and maintained by His Majesty’s Treasury of the United Kingdom, the European Union, or the United Nations Security Council; (ii) any Person located, organized, or ordinarily resident in, a Sanctioned Jurisdiction; or (iii) any individual or entity that is owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) or (ii) such that the individual or entity is subject to the same restrictions or prohibitions as the Person(s) referred to in such clauses.

Section 3.27       Pending Transactions. None of Company or any Subsidiary of Company is a party to any pending or contemplated equity investment, or transaction to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any Person or portion thereof, or otherwise acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (a) impose any delay in the obtaining of, or increase the risk of not obtaining, the consents, approvals, authorizations or waivers of any Governmental Entity necessary to consummate the Merger or the expiration of termination of any applicable waiting period, (b) increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the Merger, (c) delay the consummation of the Merger, or (d) otherwise result, individually or in the aggregate, in a Material Adverse Effect on the Company.

Section 3.28       No Additional Representations; Non-Reliance.

(a)            The Company acknowledges that none of Parent or Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Company (or any of its respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in Article IV.

(b)            Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and its Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, equity holders, controlling Persons or representatives that are not expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company, (i) Parent and Merger Sub do not make, and have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such Party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives (including in certain “data rooms,” “electronic data rooms,” management presentations, or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this Agreement) are not and shall not be deemed to be or include representations or warranties of Parent or Merger Sub unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT and Merger Sub

Except as disclosed in (a) the Parent SEC Documents (excluding any disclosures set forth in any such Parent SEC Document under the heading “Risk Factors” or in any section disclaiming forward-looking statements in each case, other than historical facts set forth therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided, that clause (a) shall not apply to the representations and warranties set forth in Section 4.2), or (b) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) each section of which qualifies the correspondingly numbered representation, warranty or covenant (provided, that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference thereto, and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1         Qualification, Organization, Subsidiaries, etc.

(a)            Each of Parent and its Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite corporate, entity or other similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)            Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s certificate of formation and limited liability company agreement (the “Parent Organizational Documents”), as amended through the date hereof.

Section 4.2         Authority; Noncontravention.

(a)            Each of Parent and Merger Sub has the requisite entity or corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Parent Board has (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Merger Sub Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) resolved to recommend approval and adoption of this Agreement by its sole stockholder, and (v) directed that this Agreement be submitted to the sole stockholder Merger Sub for its approval and adoption. Other than the approval and adoption of this Agreement by the sole stockholder of Merger Sub, which approval and adoption via written consent has been executed and delivered to Merger Sub and the Company to be effective by its terms immediately following execution of this Agreement, no other corporate or stockholder proceedings on the part of Parent, Merger Sub, or their respective stockholders are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, subject to the Equitable Exception.

(b)            Other than in connection with or in compliance with (i) the DGCL, (ii) the Exchange Act and the rules promulgated thereunder, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the approvals set forth in Section 4.2(b) of the Parent Disclosure Schedule and (v) the rules and regulations of the SEC in connection with the filing with the SEC of the Proxy Statement (collectively, the “Buyer Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other Transactions or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c)            The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Buyer Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens other than Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation, bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.3         Investigations; Litigation. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no, and since January 1, 2022, there have been no Actions, suits, arbitrations, charges, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Parent, threatened) by, against or affecting Parent or any of its Subsidiaries, or any of their respective assets or operations by or before any Governmental Entity, and (c) there are no, and since January 1, 2022, there have been no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries; provided, that to the extent any such representations or warranties in the foregoing clauses (a), (b) and (c) pertain to Actions that relate to the execution, delivery, performance or consummation of this Agreement or any of the Transactions, such representations and warranties are made only as of the date hereof.

Section 4.4         Proxy Statement. None of the information provided in writing by Parent or its Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (solely with respect to the portion thereof based on information supplied by Parent or its Subsidiaries for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.4, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement that were not specifically supplied in writing by or on behalf of Parent or its Subsidiaries.

Section 4.5         Finders or Brokers. Except for PJT Partners, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.6         Ownership of Company Common Stock. None of Parent or Merger Sub, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) of Parent or Merger Sub, “owns” (as defined in Section 203 of the DGCL) (or has “owned” in the past three years), directly or indirectly, any “voting stock” (as defined in Section 203 of the DGCL) of the Company or other securities convertible into, exchangeable for or exercisable for “voting stock” of the Company or any securities of any Subsidiary of the Company (including for purposes of Section 203 of the DGCL), and neither of Parent nor Merger Sub has any rights to acquire any “voting stock” of the Company except pursuant to this Agreement.

Section 4.7         Ownership and Operation of Merger Sub. As of the date of this Agreement, all of the issued and outstanding shares of common stock of Merger Sub are validly issued and outstanding. Parent owns beneficially and of record all of the issued and outstanding shares of common stock of Merger Sub, free and clear of all Liens other than Liens of general applicability as may be provided under the Securities Act or other applicable securities Laws. Merger Sub has no outstanding option, warrant, right or any other agreement or commitment pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted or engaged in any business activities of any kind of type whatsoever or entered into any agreements or arrangements with any Person prior to the date hereof and does not have, and prior to the Effective Time will not have, any assets, and has not and prior to the Effective Time, will not incur, directly or indirectly, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the Transactions.

Section 4.8         Pending Transactions. None of Parent or any Subsidiary of Parent is a party to any pending or contemplated equity investment, or transaction to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring any assets, where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (a) impose any material delay in the obtaining of, or increase the risk of not obtaining, the consents, approvals, authorizations or waivers of any Governmental Entity necessary to consummate the Merger or the expiration of termination of any applicable waiting period, (b) increase in any material respect the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the Merger, or (c) delay in any material respect the consummation of the Merger.

Section 4.9         Availability of Funds. At the Closing, Parent will have sufficient cash and other sources of immediately available funds to pay the Merger Consideration, the Preferred Stock Merger Consideration and all other cash amounts payable pursuant to this Agreement and the transactions contemplated hereby. Parent acknowledges that its obligations under this Agreement, including its obligations to consummate any of the transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Section 4.10       Parent Guaranty. Parent has furnished the Company with a true, complete and correct copy of the Parent Guaranty. The Parent Guaranty is in full force and effect and has not been amended, modified or terminated. The Parent Guaranty is a (a) legal, valid and binding obligation of the Guarantor and of each of the parties thereto and (b) enforceable in accordance with its respective terms against the Guarantor and each of the other parties thereto.

Section 4.11       No Additional Representations; Non-Reliance.

(a)            Parent and Merger Sub are not relying on any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) acknowledge and agree that, except as expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub in accordance with the terms hereof, the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and neither Parent nor Merger Sub has relied on such information or any other representation or warranty not set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub in accordance with the terms hereof.

(b)            Parent and Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that Parent and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub in accordance with the terms hereof, in entering into this Agreement, Parent and Merger Sub have relied solely upon their independent investigation and analysis of the Company and the Company’s Subsidiaries, and Parent and Merger Sub acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, equity holders, controlling Persons or representatives that are not expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub, (i) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent and Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent and Merger Sub or any of their respective representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub in accordance with the terms hereof.

Article V

COVENANTS AND AGREEMENTS

Section 5.1         Conduct of Business by the Company.

(a)            From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to an Emergency or (v) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to (x) conduct their businesses in all material respects in the ordinary course and (y) preserve substantially intact their present lines of business, maintain their material rights, franchises, and Company Permits, including renewal or extension of such rights, franchises, and Company Permits when such renewal or extension is required, and preserve their relationships with material customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)            The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(A)              shall not adopt any amendments to the Company Organizational Documents, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, certificate of incorporation or bylaws or similar organizational documents;

(B)              shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, encumber, split, combine or reclassify or authorize the issuance, sale, pledge, disposition, encumbrance, split, combination or reclassification of any of its equity interests of the Company or its Subsidiaries or any securities convertible into or exchangeable for any such equity interests, or any rights, warrants or options to acquire any such equity interests or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans, other than (1) issuances of Company Common Stock in respect of any exercise or settlement of any of the Company Equity Awards outstanding on the date hereof in accordance with their current terms thereof, (2) for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, or (3) issuances of Company Common Stock upon the exercise or conversion of securities of the Company outstanding as of the date hereof;

(C)              shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding capital stock or other equity interests (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement and (3) dividends or dividend equivalent payments that become due and payable in respect of any Company Equity Awards outstanding on the date hereof in accordance with their terms in effect as of the date of this Agreement;

(D)              shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(E)              shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other Person or make any loans, advances or capital contributions to, or investments in, any other Person with a value in excess of $2,000,000 in the aggregate, except as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other Person or make loans, advances or capital contributions to, or investments in, any other Person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F)               shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, farmout, encumber or create or incur any Lien (other than any Company Permitted Lien), or otherwise dispose of, or agree to, sell, lease, license, transfer, exchange or swap, farmout, encumber or create or incur any Lien (other than any Company Permitted Lien), or otherwise dispose of any properties or non-cash assets, with a value in excess of $5,000,000 in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business, or (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(G)              shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $10,000,000 in the aggregate, except for expenditures reasonably required in response to any Emergency;

(H)              except as required by the existing terms of any Company Benefit Plan as in effect on the date of this Agreement and listed on Section 3.9(a) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, (1) increase or decrease the compensation or materially increase or decrease other benefits payable or provided (or to become payable or provided) to any current or former director, officer, employee, consultant or other individual service providers of the Company or any of its Subsidiaries, (2) accelerate the time of payment, vesting or funding of any compensation or benefits, (3) establish, adopt, enter into, terminate, amend or modify any Company Benefit Plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof), except for annual renewals of group welfare plans in the ordinary course of business consistent with past practice that would not result in material additional or increased costs, (4) enter into, terminate, extend or amend any Labor Agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Company Employees, (5) hire, engage, promote or terminate (other than for cause) the employment or engagement of any employee or other individual service provider of the Company or any of its Subsidiaries with annual base compensation in excess of $100,000, (6) announce or grant any cash, equity or equity-based incentive award or other new compensation or benefit to any current or former officer, employee, director, consultant or other individual service provider of the Company or any of its Subsidiaries, (7) enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances for travel or reasonable business expenses), (8) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other actions that trigger obligations under the WARN Act, (9) change the title or employment location, or decrease the authority, duties, or responsibilities of any employee of the Company or any of its Subsidiaries with annual base compensation in excess of $100,000, or (10) waive or release any non-competition, non-solicitation, non-disclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or its Subsidiaries;

(I)                shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(J)               shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for (1) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, and (2) the acquisition of Company Common Stock in respect of any exercise or settlement of any of the Company Equity Awards outstanding on the date hereof in accordance with their current terms thereof;

(K)              shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except for (1) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b)(K), (3) any indebtedness reasonably required to be incurred in response to any Emergency, (4) any indebtedness that does not exceed $10,000,000 in the aggregate, or (5) any indebtedness incurred pursuant to the terms of the Bridge Loan Documents; provided, however, that in the case of each of clauses (1) through (4) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(L)              other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, enter into, modify, amend, terminate, or waive any rights under any Company Material Contract (or any contract that would have been a Company Material Contract if in existence on the date hereof), Company Real Property Lease (or any real property lease that would have been a Company Real Property Lease if in existence on the date hereof), any Right-of-Way or under any Company Permit;

(M)             other than in the ordinary course of business, shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property or any agreement that would be deemed a Company Real Property Lease or a Right-of-Way;

(N)             other than in the ordinary course of business, shall not purchase any owned real property or sell any Company Owned Real Property or any interest therein;

(O)              other than in the ordinary course of business, shall maintain the Company Real Property and Rights-of-Way in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted;

(P)              other than agreements, arrangements or Contracts made in the ordinary course of business, on terms no less favorable to the Company and its Subsidiaries than those generally being provided to or available from unrelated third parties, and in each case involving aggregate payments of less than $5,000,000, shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, arrangement, Contract or other transaction with any affiliate;

(Q)              shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Balance Sheet Date included in the Company SEC Documents or (2) that do not exceed $250,000 in the aggregate;

(R)              shall not (1) adopt or change its fiscal year or any material method of Tax accounting, (2) make (except in the ordinary course of business), change or revoke any material Tax election, provided that neither the Company nor any of its Subsidiaries shall make any election under Treasury Regulations section 301.7701-3(c), (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any liability for Taxes, (4) file any material amended Tax Return, (5)  surrender a claim for a material refund of Taxes, (6) fail to pay any material Tax (including estimated Tax payments or installments) that becomes due and payable (other than Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP), or (7) agree to an extension or waiver of any statute of limitations with respect to the assessment or collection of any Tax;

(S)              except for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity, (2) prepayment and repayment of existing indebtedness in connection with any replacement, renewal, extension, refinancing or refund thereof in accordance with Section 5.1(b)(K), (3) prepayment and repayment of revolving loans in the ordinary course of business and (4) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(T)              shall not enter into any forward, futures, option, swap, collar, put, call, floor, cap, hedging derivative or other similar Contracts, whether financially or physically settled, that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price or availability of commodities;

(U)              shall not, and shall not permit any of its Subsidiaries to, enter into any binding or non-binding offer, contract, agreement, understanding or other similar arrangement with any Person for the purchase, storage and sale of Gas, the transportation of Gas, the liquefaction, storage, sale, export and transportation of LNG, or the sale of services or other products or by-products from the LNG Plant;

(V)              shall not sell, assign, transfer, abandon, permit to lapse (other than by expiration in the ordinary course) or otherwise dispose of (including through exclusive license), any material Company Owned Intellectual Property, except for abandonment or lapse of any issued or registered material Company Owned Intellectual Property rights at the end of its statutory term or non-exclusive licenses granted to customers, suppliers, vendors, end-users, reseller or distributors in the ordinary course of business;

(W)             shall not disclose any trade secret or material confidential information to any Person (other than pursuant to a written confidentiality agreement entered into in the ordinary course with reasonable protections of, and preserving all rights of the Company and its Subsidiaries in, such trade secrets and material confidential information);

(X)              shall, and shall cause its Subsidiaries to, comply with the terms of the Company Permits and Company Material Contracts (including any timelines and milestones set forth therein) in connection with the permitting, development and construction of the Company’s (and its Subsidiaries’) natural gas pipelines and liquified natural gas liquefaction, transportation, export and associated facilities currently under development by the Company and its Subsidiaries; and

(Y)              shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (X) of this Section 5.1(b).

Section 5.2         Access; Confidentiality.

(a)            For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (such Persons described in this clause (ii), collectively, “Representatives”) of Parent reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ key employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional existing accounting, financing, operating, environmental, health or safety and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law. Parent and its officers, employees and Representatives shall not be permitted to perform any environmental testing or sampling or other invasive onsite procedures (including any Phase II environmental site assessment) with respect to any property of the Company or any of the Company’s Subsidiaries without the Company’s prior written consent (which consent may be granted or withheld in the Company’s sole discretion).

(b)            The Parties hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of April 10, 2024, between the Company and Woodside Energy Group Ltd. (an affiliate of Parent) (the “Confidentiality Agreement”).

Section 5.3         Non-Solicitation; Acquisition Proposals; Change of Recommendation.

(a)            Except as permitted by this Section 5.3, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and management-level employees not to, and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly:  (i) solicit, initiate, or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or any inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries or afford access to the business, properties, books or records of the Company or any of its Subsidiaries, to any Person (other than Parent, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any Person (other than Parent, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) with respect to an Acquisition Proposal, (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other similar agreement (whether binding or not) (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of this Section 5.3) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (vi) unless the Company Board, or any committee thereof, concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law, amend or grant any waiver, release or modification under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (vii) resolve or agree to do any of the foregoing. Notwithstanding anything to the contrary contained in this Section 5.3, prior to obtaining the Company Stockholder Approval, the Company or Company Board, directly or indirectly through any officer, employee or Representative, may (A) furnish non-public information regarding the Company or any of its Subsidiaries to, and afford access to the business, properties, books or records of the Company and any of its Subsidiaries to, any Person and (B) engage and participate in discussions and negotiations with any Person, in each case in response to an unsolicited, written and bona fide Acquisition Proposal if (x) the Company Board, or any committee thereof, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such unsolicited, written and bona fide Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer and (y) (1) such Acquisition Proposal was received after the date of this Agreement and did not result from a breach of this Section 5.3(a), (2) the Company provides to Parent the notice required by Section 5.3(b) with respect to such Acquisition Proposal and (3) the Company furnishes any non-public information provided to the maker of the Acquisition Proposal (only pursuant to a confidentiality agreement between the Company and such Person with provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement an “Acceptable Confidentiality Agreement”) (it being agreed that such Acceptable Confidentiality Agreement need not contain any “standstill” or similar provision and shall not prohibit compliance by the Company with this Section 5.3), a copy of which shall be promptly provided to Parent (it being agreed that such confidentiality agreement between the Company and such Person shall permit such Person to make any Acquisition Proposal to the Company Board), and to the extent such non-public information has not been made available to Parent, the Company provides or makes available such non-public information to Parent substantially concurrent with the time that it is provided to such other Person. Nothing in this Section 5.3 shall prohibit the Company, or the Company Board, directly or indirectly through any director, officer, employee or Representative, from (I) informing any Person that the Company is party to this Agreement and informing such Person of the restrictions that are set forth in Section 5.3, (II) disclosing factual information regarding the business, financial condition or results of operations of the Company, including in the ordinary course of business with its partners, other members or other equity holders in any jointly owned Subsidiary of the Company with respect to such Subsidiary, (III) disclosing the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise; provided, that in the case of this clause  (III), (x) the Company Board shall in good faith determine that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law, and (y) the Company complies with the obligations set forth in the proviso in Section 5.3(g), or (IV) contacting any Person or group of Persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to result in, a Superior Offer, and any such actions shall not be a breach of this Section 5.3.

(b)            The Company shall promptly, and in no event later than twenty-four (24) hours after its or any of its Representatives’ receipt of any Acquisition Proposal or any inquiry or request for discussions or negotiations regarding an Acquisition Proposal or non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, advise Parent (orally and in writing) of such Acquisition Proposal, inquiry or request (including providing the identity of the Person making or submitting such Acquisition Proposal, inquiry or request, and, (i) if it is in writing, a copy of such Acquisition Proposal, inquiry or request and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof), in each case including any modifications thereto. The Company shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change).

(c)            Immediately following the execution of this Agreement, the Company shall, shall cause its Subsidiaries and their respective officers, directors, and employees and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than Parent, Merger Sub or any of their respective officers, directors, employees or Representatives) that relate to any Acquisition Proposal.

(d)            Except as otherwise provided in Section 5.3(e) and Section 5.3(f), neither the Company Board nor any committee thereof may:

(i)          (A) approve, adopt, authorize, resolve, agree to, accept, endorse, recommend or declare advisable any Acquisition Proposal; (B) withhold (when required to make), withdraw, amend, qualify or modify, or publicly propose to withhold (when required to make), withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent, including by failing to include the Company Board Recommendation in the Proxy Statement; (C) fail to reaffirm the Company Board Recommendation within five (5) business days of a request therefor by Parent following the date on which any Acquisition Proposal or material modification thereto is received by the Company or is published, sent or communicated to the Company’s stockholders; provided, that if the Company Stockholders’ Meeting is scheduled to be held within five (5) business days of such request, within three (3) business days after such request and, in any event, prior to the date of the Company Stockholders’ Meeting (provided, further, that Parent may not make any such request on more than one (1) occasion with respect to each Acquisition Proposal, except that Parent may make an additional request after any material revision, amendment, update or supplement to such Acquisition Proposal); (D) fail to publicly announce, within ten (10) business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer and affirms the Company Board Recommendation (collectively, any action described in clauses (A) through (D), a “Change of Recommendation”);

(ii)        (A) allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal or (B) submit to a vote of its stockholders any Acquisition Proposal; or

(iii)       approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL (or similar concepts under any applicable Takeover Law).

(e)            Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Company Board may at any time prior to receipt of the Company Stockholder Approval, make a Change of Recommendation if (and only if): (i) (A) a written Acquisition Proposal (that did not result from a breach of Section 5.3(a)) is made by a third party after the date hereof, and such Acquisition Proposal is not withdrawn, (B) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes a Superior Offer and (C) following consultation with outside legal counsel, the Company Board determines that the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law; and (ii) (1) the Company provides Parent seventy-two (72) hours’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Offer that is specified in Section 5.3(b), (2) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Offer, the Company shall negotiate in good faith with Parent during such seventy-two (72) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, such that the Acquisition Proposal ceases to constitute a Superior Offer, and (3) the Company Board shall have considered in good faith any changes to the terms of this Agreement proposed in writing by Parent, and following such seventy-two (72) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal would continue to constitute a Superior Offer if such changes of this Agreement proposed in writing by Parent were to be given effect; provided, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.3(e), except that the required seventy-two (72) hour period for notice, negotiation and consideration in clauses (1), (2) and (3) of this Section 5.3(e) shall be shortened to a forty-eight (48) hour period in each instance.

(f)            Other than in connection with a Superior Offer (which shall be subject to Section 5.3(e) and shall not be subject to this Section 5.3(f)), nothing in this Agreement shall prohibit or restrict the Company Board from making a Change of Recommendation in response to an Intervening Event to the extent that (i) the Company Board, or any committee thereof, determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law, and (ii) (A) the Company provides Parent seventy-two (72) hours’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Change of Recommendation, the Company shall negotiate in good faith with Parent during such seventy-two (72) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as to obviate the need for the Company Board to make a Change of Recommendation pursuant to this Section 5.3(f) and (C) the Company Board, or any committee thereof, shall have considered in good faith any changes to the terms of this Agreement offered in writing in a manner that would form a binding contract if accepted by the Company by Parent and Merger Sub, and following such seventy-two (72) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law.

(g)            Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board.

(h)            As used in this Agreement:

(i)                “Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer, proposal or indication of interest by Parent, Merger Sub or their respective affiliates) relating to any Acquisition Transaction;

(ii)               “Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) pursuant to which any Person, other than Parent, Merger Sub or their respective affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) assets of the Company and its Subsidiaries equal to twenty-five percent (25%) or more of the Company’s consolidated assets (based on their fair market value thereof) or (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of the voting power of the outstanding equity securities of the Company entitled to vote with respect to the adoption of this Agreement;

(iii)              “Intervening Event” means any Effect occurring or arising after the date of this Agreement and that materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, and that (a) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board), which Effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the time the Company Stockholder Approval is obtained and (b) does not relate to (i) an Acquisition Proposal or Acquisition Transaction, (ii) any changes in the market price or trading volume of the Company or the major stock indexes in the U.S., (iii) any changes in the Company’s credit ratings, (iv) the Company meeting, failing to meet or exceeding published or unpublished revenue or market consensus earnings projections, in each case in and of itself or (v) any Effects generally affecting the economy, securities or financial markets or political conditions in any jurisdiction in which the Company or any of its Subsidiaries has material operations or in which any of the Company’s or any of its Subsidiaries’ products or services are sold, except if such Effect disproportionately adversely affects the Company and its Subsidiaries compared to other companies of similar size operating in the industries in which the Company and its Subsidiaries operate (it being understood that with respect to each of the foregoing clauses (i) through (iv) the Effect giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred to the extent not otherwise excluded from this definition); and

(iv)              “Superior Offer” means a written Acquisition Proposal for an Acquisition Transaction (with references in the definition thereof to “twenty-five percent (25%)” being deemed to be replaced with references to “fifty percent (50%)”) that the Company Board, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (i) if accepted, reasonably likely to be consummated and (ii) more favorable from a financial point of view to the Company’s stockholders than the Merger and the Transactions (taking into account at the time of determination any proposal by the other Parties hereto to amend or modify the terms of this Agreement which are committed to in writing and after taking into account such factors deemed relevant by the Company Board, or any committee thereof, including the form of consideration, timing, required approvals, conditions to consummation, and other factors that the Company Board may consider in the exercise of its fiduciary duties under applicable Law).

Section 5.4          Filings; Other Actions.

(a)            As promptly as reasonably practicable (and in no event later than twenty (20) business days) after the execution of this Agreement, the Company shall prepare and file a preliminary version of the Proxy Statement with the SEC, which shall, subject to Section 5.3(e) and Section 5.3(f), include the Company Board Recommendation. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use reasonable best efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to have the Proxy Statement cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such initial filing. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable (and in no event later than three (3) business days) after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel, including by participating with the Company or its counsel in any material discussions or meetings with the SEC. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as practicable after the date hereof.

(b)            The Company shall cause the definitive Proxy Statement to be filed with the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable (and in no event later than five (5) business days) after the preliminary Proxy Statement has been filed with the SEC pursuant to Section 5.4(a) and either the SEC has indicated that it does not intend to review such Proxy Statement or the SEC has indicated that its review of such Proxy Statement has been completed and, accordingly, the SEC staff advises that it has no further comments to such Proxy Statement.

(c)            The Company shall cause the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, to (i) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)            The Company shall, as soon as reasonably practicable following the date of this Agreement, establish a record date (and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith) for and, subject to the other provisions of this Agreement, as promptly as reasonably practical after the filing of the definitive Proxy Statement with the SEC, take all action necessary in accordance with the DGCL and the Company Organizational Documents to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), which shall be scheduled for a date that is not later than thirty (30) days following the date on which the definitive version of the Proxy Statement is first mailed to the Company’s stockholders. The Company shall not submit any proposals for approval at the Company Stockholders’ Meeting without the prior written consent of Parent, other than the proposal to seek the Company Stockholder Approval, a “say-on-pay” proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, and a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt this Agreement at the Company Stockholders’ Meeting. Subject to a Change of Recommendation in accordance with Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement and use all reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement (including by postponing or adjourning the Company Stockholders’ Meeting to allow additional solicitation of proxies in order to obtain the Company Stockholder Approval if necessary). Once the Company Stockholders’ Meeting has been scheduled by the Company, the Company shall not adjourn, postpone, reschedule or recess the Company Stockholders’ Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided, that, the Company may, and shall at Parent’s request, postpone or adjourn the Company Stockholders’ Meeting from time to time (i) if a quorum has not been established, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting , (iii) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval, or (iv) if required by applicable Law; provided, however, that the Company Stockholders’ Meeting shall not be postponed or adjourned as a result of clause (i) or clause (iii) above for a period of more than twenty (20) business days in the aggregate without the prior written consent of Parent. The Company agrees that, unless this Agreement is terminated pursuant to Section 7.1, its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or Change of Recommendation. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders’ Meeting (including interim results) as reasonably requested by Parent.

Section 5.5         Employee Matters.

(a)            Not later than ten (10) business days before the Closing Date, the Company shall take all action necessary to amend the Executive Severance Plan and the Employee Severance Plan and take or cause to be taken all other action as may be reasonably required, to provide that no individual who is not an “Eligible Employee” (within the meaning of the Executive Severance Plan or the Employee Severance Plan, as applicable) as of immediately prior to the Effective Time shall become an “Eligible Employee” (within the meaning of the Executive Severance Plan or the Employee Severance Plan, as applicable) at or after the Effective Time. The Company shall provide Parent with evidence that the Executive Severance Plan and the Employee Severance Plan have been duly amended as required pursuant to this Section 5.5(a). The form and substance of such amendment(s) shall be subject to review by the Parent.

(b)            The Company shall provide Parent with duly executed copies of any and all amendments to written award agreements under the Construction Incentive Plan entered into on or after the date of this Agreement. The form and substance of each such amendment shall be subject to review by the Parent.

(c)            During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Closing Date (or if earlier, the date of the Continuing Employee’s termination of employment with Parent or one of its affiliates), Parent or one of its affiliates shall provide each Continuing Employee with: (x) a base salary or wage rate, as applicable, and short-term target cash incentive compensation opportunities (including a Short Term Incentive Award (as defined in the Tellurian Inc. Incentive Compensation Program) for 2025, but excluding equity and equity-based awards and transaction-based payments or awards) that are substantially comparable, in the aggregate, to the base salary or wage rate, as applicable, and short-term target cash incentive compensation opportunities (including a Short Term Incentive Award for 2024, but excluding equity and equity-based awards and transaction-based or awards) provided to such Continuing Employee immediately prior to the Closing and (y) retirement and welfare benefits (other than defined benefit pension benefits and retiree health and welfare benefits) that are substantially comparable in the aggregate to the retirement and welfare benefits (other than defined benefit pension benefits and retiree health and welfare benefits) provided by the Company and its affiliates to such Continuing Employee immediately prior to the Closing. In addition, notwithstanding anything herein to the contrary, Parent agrees that it shall cause the Surviving Corporation or one of its affiliates to continue the 2024 Retention Program such that each Continuing Employee who was eligible to receive retention bonuses under the 2024 Retention Program as of the date of this Agreement will continue to be eligible to receive cash retention bonuses from the Surviving Corporation or one of its affiliates under the 2024 Retention Program on the same terms and conditions as were provided immediately prior to Closing through December 31, 2024. In the event that any Continuing Employee is terminated without “cause” (as defined in the Executive Severance Plan, Employee Severance Plan or other severance policy or arrangement in effect and applicable to such Continuing Employee as of immediately prior to the Closing) within the twelve (12)-month period immediately following the Closing, Parent agrees that it shall cause the Surviving Corporation or its affiliates to provide severance payments and benefits to such Company Employee that are no less than the severance payments and benefits that would have been payable to such Continuing Employee upon a termination without cause under the Executive Severance Plan or Employee Severance Plan, as applicable, or other severance policy or arrangement in effect and applicable to such Continuing Employee, as of immediately prior to the Closing (including after giving effect to Section 5.5(a)).

(d)            With respect to each employee benefit plan or arrangement of Parent or an affiliate of Parent (“Parent Plan”) in which any Continuing Employees may participate effective as of the Closing Date or thereafter, Parent shall, or shall cause its affiliates to, recognize all service of the Continuing Employees with the Company and its Subsidiaries as if such service were with Parent and its affiliates, for vesting and eligibility purposes in such Parent Plan (other than for purposes of benefit accruals under any defined benefit pension plan and retiree health and welfare benefit plan or for any purpose under any equity or equity-based or long-term incentive compensation plan); provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Company Benefit Plan.

(e)            This Section 5.5 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.5 or any other provision of this Agreement or any other related Contract, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.5. Nothing contained in this Section 5.5 or any other provisions of this Agreement or in any other related Contract, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 5.5 or any other provision of this Agreement or any other related Contract shall not create any right in any employee or any other Person to any continued employment with Parent or any of its affiliates or to compensation or benefits of any nature or kind whatsoever.

Section 5.6         Regulatory Approvals; Efforts.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and shall cause its Subsidiaries and affiliates to use) its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other Transactions, including using reasonable best efforts to: (i) obtain all necessary actions or nonactions, waivers, clearances, consents and approvals, including the Company Approvals and the Buyer Approvals, from Governmental Entities and make all necessary registrations, notifications and filings and take other steps as may be necessary to obtain an action or nonaction, waiver, clearance, expiration of waiting period, consent or approval from, or to avoid an action or proceeding by, any Governmental Entity, in each case as promptly as practicable, (ii) obtain all necessary consents, approvals or waivers from third parties other than any Governmental Entity, in each case as promptly as reasonably practicable, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b)            Subject to the terms and conditions herein provided and without limiting the foregoing, each Party shall (i) as promptly as practicable (and in any event not more than ten (10) business days) after the date hereof, making an appropriate filing with the DOE to obtain all necessary approvals or consents; (ii) keep the other party apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other party with copies of notices or other communications or correspondence (or, if provided orally, a summary) with any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions; and (iii) permit counsel for the other party a reasonable opportunity to review and provide comments on any proposed substantive communication or submission to a Governmental Entity in connection with the transactions contemplated hereby thereon, and consider in good faith the views of the other party in connection therewith; provided, that materials required to be provided pursuant to this Section 5.6(b) may be redacted (A) to remove references concerning valuation, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.6 as “Outside Counsel Only.” No Party shall participate in any substantive meeting or discussion with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c)            In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to satisfy the conditions to Closing identified in Section 6.1 of this Agreement, including (i) using reasonable best efforts to assist and cooperate with the other Parties in doing all things necessary, proper or advisable to consummate and make effective the transactions as soon as reasonably practicable, and in any event, prior to the End Date; and (ii) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring no later than the End Date.

(d)            Notwithstanding anything to the contrary in this Agreement, Parent agrees, and shall cause its Subsidiaries and affiliates, to take any and all steps necessary to (and the Company agrees, and shall cause its Subsidiaries and affiliates, as necessary, to cooperate with Parent to) eliminate each and every impediment under any Antitrust Law that is asserted by any Governmental Entity or any other party so as to enable the Parties to close the transactions contemplated hereby no later than the End Date; provided, however, that notwithstanding anything to the contrary contained in this Section 5.6 or otherwise in this Agreement, Parent shall not be required to, nor shall Parent be required to cause its Subsidiaries or affiliates to agree or consent to, allow the Company or any of its Subsidiaries to (i) sell, divest, license, transfer or otherwise dispose of any businesses, assets, equity interest, product lines, or properties of any Person, (ii) create, terminate, modify or amend any agreements, relationships, rights or obligations of any Person, or (iii) accept any restriction on its freedom of action after Closing if any such action in clause (i), (ii) or (iii), individually or in the aggregate would have, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Parent, its Subsidiaries and affiliates; provided, that for purposes of determining whether any effect has a material adverse effect on the business, financial condition or results of operations of Parent, its Subsidiaries and affiliates (as a whole after taking effect of the Transactions), Parent, its Subsidiaries and affiliates shall be deemed to be a consolidated group of entities of the size, scope and scale of a hypothetical company that is 100% of the size of the Company and its Subsidiaries taken as a whole as of the date hereof; provided further, that the Company, its Subsidiaries and affiliates shall not take any of the actions set forth in clause (i), (ii) or (iii) without Parent’s prior written consent (which may be given or withheld in Parent’s sole discretion, subject to the requirements of the preceding sentence). Nothing in this Section 5.6(d) shall require Parent, Merger Sub or the Company to take or agree to take any action unless the effectiveness of such action is conditioned upon Closing.

(e)            Each of the Parties shall cooperate in good faith and use their reasonable best efforts to: (i) (A) prepare and file a declaration with CFIUS as provided in 31 C.F.R. § 800.402 regarding the transactions contemplated by this Agreement (the “CFIUS Declaration”) as soon as practicable following the date hereof; (ii) after submitting the CFIUS Declaration, as promptly as practicable respond (and cause its respective affiliates to respond) to any request for additional information, documents or other materials from CFIUS no later than the time frame set forth in the DPA or within a longer time frame approved by CFIUS in writing; provided, that any Party, after consultation with each such other Party, may request in good faith an extension of time pursuant to 31 C.F.R. § 800.406(a)(3) to respond to CFIUS requests for follow-up information, provided, that under no circumstance may a Party request any extension that would reasonably be expected to cause CFIUS to reject the CFIUS Declaration.

(f)            In the event that the Parties do not receive CFIUS Approval based on the CFIUS Declaration and CFIUS requests the Parties submit a notice, then the Parties agree to submit: (i) a draft joint voluntary notice to CFIUS regarding the transactions contemplated by this Agreement as soon as practicable following the conclusion of CFIUS’ assessment of the CFIUS Declaration; and (ii) a formal joint voluntary notice to CFIUS under Section 721 as soon as practicable following the date on which they have received all comments from CFIUS on their draft joint voluntary notice or been advised that CFIUS has no comments on the draft notice (the “CFIUS Notice,” and each of the CFIUS Declaration and CFIUS Notice, a “CFIUS Filing”).

(g)            Without limiting Section 5.6(e) and Section 5.6(f), each Party shall (and shall cause its respective affiliates to), use its reasonable best efforts to obtain CFIUS Approval as promptly as practicable after the date hereof. Such reasonable best efforts shall include, promptly after the date hereof (i) participating (or directing its Representatives to participate) in any informal pre-filing discussions with representatives of CFIUS; (ii) drafting, coordinating, and submitting any CFIUS Filing; (iii) coordinating the incorporation into any CFIUS Filing of any CFIUS comments; (iv) drafting, coordinating, and submitting any CFIUS Filing, including by allowing each such other Party to have an opportunity to review in advance and comment on drafts of filings and submissions, subject to redactions of information reasonably determined by such other Party to be business confidential; (v) informing each such other Party of any communication received by such Party from, or given by such Party to, CFIUS, by promptly providing copies to the other of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. § 800.502(c)(5)(vi), any communications that are otherwise requested by CFIUS to remain confidential from each such other Party or information reasonably determined by such other Party to be business confidential; (vi) permitting each other to review in advance any written or oral communication that any Party gives to CFIUS, except for any communications that are requested by CFIUS to remain confidential from each such other Party or information reasonably determined by such Party to be business confidential, and reasonably consulting with each other Party in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, giving each other Party the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS; (vii) preparing for and attending any meetings with CFIUS; and (viii) taking any other reasonably requested action in furtherance of CFIUS Approval. Notwithstanding the foregoing, each Party shall not be required to take or agree or consent to, nor shall Parent, its Subsidiaries, or any of its affiliates be required to take or agree or consent to, any mitigation measures relating to national security concerns in connection with the CFIUS Approval, that individually or in the aggregate would, or would reasonably be expected to: (w) have a material adverse effect on the business, financial condition or results of operations of Parent, its Subsidiaries or affiliates, or the Company; provided, that for purposes of determining whether any effect has a material adverse effect on the business, financial condition or results of operations of Parent, its Subsidiaries and affiliates (as a whole after taking effect of the Transactions), Parent, its Subsidiaries and affiliates shall be deemed to be a consolidated group of entities of the size, scope and scale of a hypothetical company that is 100% of the size of the Company and its Subsidiaries taken as a whole as of the date hereof; (x) materially interfere with any Party’s ability to participate in management of the Company; (y) limit any Party’s access to the Company’s products or technology; or (z) require the disposition of any material portion of the Company, its businesses, operations, assets or product lines (or any combination thereof). Notwithstanding anything to the contrary contained in this Agreement, in the event that CFIUS notifies the Parties in writing that CFIUS has recommended or intends to recommend in a report that the President prohibit the transactions contemplated hereby (a “CFIUS Turndown”), Parent, Merger Sub or the Company may, in their discretion, request a withdrawal of the CFIUS notification filed with CFIUS in connection with the CFIUS Approval, none of the Parties shall have any further obligation to seek CFIUS Approval and this Agreement may be terminated in accordance with Section 7.1.

Section 5.7         Takeover Statutes. If any Takeover Law may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8         Public Announcements. Except (a) following or as a result of any Change of Recommendation or (b) with respect to action taken by the Company or the Company Board pursuant to, and in accordance with, Section 5.3, so long as this Agreement is in effect, Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each Party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each Party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation.

Section 5.9         Indemnification and Insurance.

(a)            Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) as provided in the respective certificates of incorporation, bylaws, limited partnership agreements, partnership agreements, certificates of formation or limited liability company agreements of the Company or any of its respective Subsidiaries (including the Company Organizational Documents) or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificates of incorporation, bylaws, limited partnership agreements, partnership agreements, certificates of formation or limited liability company agreements or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or any of its Subsidiaries with any of their respective current or former Indemnified Parties in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation certificate of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former Indemnified Parties; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.

(b)            Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds to) each Indemnified Party, against any costs or expenses (including advancing attorneys’ fees and expenses and other costs and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking to the extent required by the Company Organizational Documents, or the DGCL to repay such amounts if it is ultimately determined that such Person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding, charge, complaint, audit, arbitration, inquiry or investigation, whether civil, criminal, administrative or investigative and including any matters addressed by alternative dispute resolution mechanism(s) (an “Action”) arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred at or before the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company and in all cases including any matters pertaining or relating to this Agreement, the transactions contemplated hereby and any approvals, determinations or processes relating to the foregoing). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)            The Company shall fully prepay and bind no later than immediately prior to the Closing, a “tail” insurance policy or policies with a claims period of at least six (6) years from and after the Effective Time with insurance companies with an A.M. Best rating of no less than A- for the Persons who, as of the date of this Agreement, are covered by the existing directors’ and officers’ liability insurance policies, employment practices liability policies and fiduciary liability insurance policies of the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time (including in connection with this Agreement or the Transactions) with terms, conditions, retentions and limits of liability that are no less favorable to the insureds as the Company’s existing policies (the “D&O Insurance”). Following the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such D&O Insurance policies in full force and effect, and continue to honor the obligations thereunder.

(d)            Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)            The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or formation, bylaws, or limited liability company agreements or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL, applicable Law or otherwise.

(f)             In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of such party set forth in this Section 5.9. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective current or former officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

(g)            The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.9 applies without the written consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, and (ii) this Section 5.9 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

Section 5.10       Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11       Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause the Merger and any dispositions (including the disposition, cancellation or deemed disposition and cancellation of Company Common Stock or Company Equity Awards) of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12       Company Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE American to cause (a) the delisting of the Company Common Stock from NYSE American as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 5.13       Treatment of Existing Indebtedness.

(a)            Parent will be permitted to, or request the Company to, commence and conduct, in accordance with the terms of the Indentures, one or more offers to purchase, including any tender offers or exchange offers, and to conduct consent solicitations (each, a “Consent Solicitation”), if any (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Notes, provided, that (A) any such Debt Offer is consummated using funds provided by Parent, (B) Parent shall (1) prepare all necessary and appropriate documentation in connection with a Debt Offer (the “Debt Offer Documents”), (2) provide the Company with a reasonable opportunity to review and comment on such documentation, and (3) include any proposed changes reasonably requested by the Company to the extent relating to the Company or its Subsidiaries or to compliance with the applicable Indenture or applicable law and shall otherwise consider any such proposed changes in good faith, and any such Debt Offer shall be conducted in compliance with the applicable Indenture and applicable law (including SEC rules and regulations), and (C) the closing (or, if applicable, effectiveness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing; provided, that the consummation of a Debt Offer with respect to the Notes shall not be a condition to Closing. In connection with any Consent Solicitation, subject to the receipt of any requisite consents, the Company and its Subsidiaries shall execute a supplemental indenture to each of the Indentures in accordance with each respective Indenture, amending the terms and provisions of such Indenture as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indentures shall become operative no earlier than the Effective Time, and shall use reasonable best efforts to cause the Trustees to enter into such supplemental indentures prior to or substantially simultaneously with the Closing as determined by Parent. If reasonably requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide (A) all customary legal opinions required by the applicable Indenture and (B) all customary legal opinions required by applicable laws (including SEC rules and regulations) solely as and to the extent that such opinions relate to the Company and its Subsidiaries, in each case, in connection with the transactions contemplated by this Section 5.13(a) and to the extent such legal opinions are required to be delivered prior to the Effective Time.

(b)            If requested by Parent, in lieu of or in addition to Parent or the Company commencing a Debt Offer for the Notes, the Company shall use its reasonable best efforts, to the extent permitted by the Indentures, to (A) issue one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Notes (which may be delivered at Parent’s request in advance of the Closing Date only if the redemption of such Notes is expressly conditioned upon the occurrence of the Closing and the relevant Indenture permits conditional notices of redemption), pursuant to the redemption provisions of the respective Indenture and (B) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the Notes pursuant to the satisfaction and discharge provisions of the respective Indenture and the other provisions of each such Indenture applicable thereto; provided, that (1) any such redemption or satisfaction and discharge shall be consummated using funds provided by Parent, (2) the consummation of any such redemption or satisfaction and discharge shall be expressly conditioned on the occurrence of the Closing and (3) consummation of any such redemption or satisfaction and discharge shall not be a condition to Closing. If reasonably requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the redemptions contemplated by this Section 5.13(b) to the extent such legal opinions are required to be delivered prior to the Effective Time.

(c)            Without limiting the foregoing, (i) the Company and Parent shall reasonably cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by Parent to be taken by the Company or its Subsidiaries under any of the Company’s outstanding debt securities in connection with the Merger, including in connection with a Debt Offer, the execution of any supplemental indentures described in the Debt Offer Documents and any notice of redemption; provided, that none of the Company, its Subsidiaries or their representatives shall be required to execute or deliver, or agree to any change or modification of, any agreement, document, certificate or opinion that (x) is effective prior to the Closing or that would be effective if the Closing does not occur, (y) is not accurate in light of the facts and circumstances at the time delivered, or (z) would conflict with the terms of the Company’s existing indebtedness or applicable law, and (ii) the Company and Parent shall reasonably cooperate with each other with respect to actions that are reasonably requested by Parent to be taken by the Company or its Subsidiaries under any letter of credit of the Company or its Subsidiaries, which actions shall become effective on or after the Closing Date.

(d)            For purposes hereof:

(i)           “Notes” refers to (i) the 6.00% Senior Secured Convertible Notes due 2025, governed by the Indenture, dated as of June 3, 2022 (as amended and supplemented by the Ninth Supplemental Indenture, dated as of August 15, 2023, the First Amendment to Ninth Supplemental Indenture, dated as of January 2, 2024, and the Second Amendment to Ninth Supplemental Indenture, dated as of February 22, 2024, the “2022 Indenture”), between the Company, Wilmington Trust, National Association, as trustee (the “2022 Indenture Trustee”), and HB Fund LLC, as collateral agent, and (ii) the 8.25% Senior Notes due 2028, governed by the Indenture, dated as of November 10, 2021 (as amended and supplemented by the First Supplemental Indenture thereto dated as of November 10, 2021 and the Second Supplemental Indenture thereto, dated as of November 10, 2021, the “2021 Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2021 Indenture Trustee”).

(ii)          “Indentures” refers to (i) the 2021 Indenture and (ii) the 2022 Indenture.

(iii)         “Trustees” refers to (i) the 2021 Indenture Trustee and (ii) the 2022 Indenture Trustee.

Section 5.14         Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.15         Resignation of Company Directors. The Company shall use its reasonable best efforts to cause each director of the Company to deliver in advance of the Effective Time a written resignation to the Company effective at the Effective Time.

Section 5.16         Transaction Litigation.

(a)            From and after the date hereof until the earlier of the Effective Time or the Termination Date, the Company will keep Parent reasonably informed with respect to the status of all Transaction Litigation.

(b)            The Company will (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (iii) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to a binding arrangement regarding, or agree to compromise, settle or come to a binding arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.16, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company and its counsel shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.17         Certain Tax Matters. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time.

Section 5.18         Integration and Governance. From and after the date of this Agreement until the Effective Time, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, subject to applicable Law, cooperate with the other Party in connection with planning the integration of the businesses of Parent and the Company and the adoption of best practices for Parent and its Subsidiaries following the Effective Time. In furtherance of the foregoing, promptly following the date of this Agreement, Parent and the Company shall mutually develop an integration plan prior to the Closing Date (subject to applicable Law as advised by their respective legal counsels) and a designated integration team from each of the Company and Parent shall meet at such times reasonably requested by Parent or the Company to conduct transition and integration planning.

Article VI

CONDITIONS TO THE MERGER

Section 6.1         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)            The Company Stockholder Approval shall have been obtained;

(b)            No Law, order or agreement with any Governmental Entity shall be in effect, in each case that prohibits or prevents the consummation of the Merger or the other Transactions;

(c)            Each of the consents set forth on Section 6.1(c) of the Company Disclosure Schedule shall have been obtained from the applicable Governmental Entity (whether by lapse of time or express confirmation of the relevant Governmental Entity) and shall be in full force and effect at the Closing; and

(d)            CFIUS Approval shall have been obtained.

Section 6.2         Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)            The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than those representations and warranties set forth in clause 6.2(a)(ii) below) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Material Adverse Effect on Parent and similar qualifiers contained in such representations and warranties) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (ii) Section 4.1(a) (Qualification, Organization, Subsidiaries, etc.), Section 4.2(a) and Section 4.2(b) (Authorization) and Section 4.5 (Finders or Brokers) (A) that are qualified by “materiality” or Material Adverse Effect on Parent shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (B) that are not qualified by “materiality” or Material Adverse Effect on Parent shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in the above clauses (i) and (ii), as applicable) only as of such date or period;

(b)            Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time; and

(c)            Each of Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date and signed by its President or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3         Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a)            The representations and warranties of the Company set forth in (i) this Agreement (other than those representations and warranties set forth in clauses 6.3(a)(ii) through (iv) below) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Material Adverse Effect on the Company and similar qualifiers contained in such representations and warranties) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) Section 3.1(a) (Qualification, Organization, Subsidiaries, etc.), Section 3.2(f) (Agreements with Respect to Company Equity), Section 3.3(a) and Section 3.3(b) (Authorization), Section 3.20 (Opinion of Financial Advisor), Section 3.23 (Finders or Brokers) and Section 3.24 (State Takeover Statute) (A) that are qualified by “materiality” or Material Adverse Effect on the Company shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (B) that are not qualified by “materiality” or Material Adverse Effect on the Company shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 3.2(a) (Capitalization) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing, except for any de minimis inaccuracies and (iv) Section 3.10(b) (No Material Adverse Effect) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in the above clauses (i) through (iv), as applicable) only as of such date or period;

(b)            The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c)            The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d)            The Company shall have made all required filings and obtained from the DOE all approvals and consents set forth on Section 6.3(d) of the Company Disclosure Schedule required for the consummation of the Merger and the other Transactions;

(e)            There shall have been no orders, judgments, or decrees that rescind, revoke, stay, withdraw, terminate, cancel, repeal, vacate or invalidate any of (i) the FERC NGA Section 3 Authorization for the LNG Plant or the Section 7 Certificate for the Line 200/Line 300 pipeline system, including the FERC Order extending the deadline to place the LNG Plant in service by April 18, 2029, or (ii) the DOE NGA Section 3 Export Authorizations to countries with a free trade agreement (“FTA”) and countries without a free trade agreement (“non-FTA”); and

(f)            The Company shall have delivered the executed Estoppel Certificates to Parent dated no earlier than sixty (60) days prior to the Closing Date.

Section 6.4         Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s fraud or Willful Breach of any representation, warranty, covenant or agreement in this Agreement.

Article VII

TERMINATION

Section 7.1         Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval has been obtained:

(a)            by the mutual written consent of the Company and Parent;

(b)            by either the Company or Parent, if the Merger shall not have been consummated on or prior to 11:59 p.m., Central time, on December 15, 2024, or such later date as agreed to in writing between the Company and Parent (December 15, 2024 or such later date, the “End Date”); provided, that if the condition to Closing set forth in Section 6.1(d) has not been satisfied or waived on or prior to such date, but all other conditions to Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their terms are to be satisfied at the Closing), the End Date may be extended by either the Company or Parent to 11:59 p.m., Central time, on December 31, 2024, and such date, as so extended, shall be the “End Date” for all purposes in this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party (or in the case of Parent, by Parent or Merger Sub) of any representation, warranty, covenant or other agreement of such Party (or in the case of Parent, by Parent or Merger Sub) set forth in this Agreement;

(c)            by either the Company or Parent, if an injunction or other Law shall have been issued, entered, enacted, promulgated or become effective permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such injunction or other Law has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was due to the failure of such Party (or in the case of Parent, Parent or Merger Sub) to perform any of its obligations under this Agreement;

(d)            by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded, at which a vote upon the adoption of this Agreement was taken, and the Company Stockholder Approval shall not have been obtained;

(e)            by the Company, if either of Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, is not cured by Parent or Merger Sub, as applicable, within fifteen (15) business days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(f)            by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, is not cured by the Company within fifteen (15) business days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided, that Parent or Merger Sub is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g)            by Parent, prior to the Company Stockholder Approval, in the event of (1) a Change of Recommendation or (2) a Willful Breach by the Company of any of its obligations under Section 5.3 in a manner that materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby on or before the End Date;

(h)            by Parent or the Company, if a CFIUS Turndown has occurred; and

(i)            by the Company, prior to obtaining the Company Stockholder Approval, if (i) the Company has received a Superior Offer, and (ii) the Company Board has authorized the Company to enter into a definitive agreement to consummate such Superior Offer (after complying in all material respects with the procedures set forth in Section 5.3), in order to accept such Superior Offer and enter into a definitive agreement to consummate such Superior Offer substantially concurrently with such termination; provided, that prior to or concurrently with (and as a condition to) such termination, the Company pays or causes to be paid the Company Termination Fee to the extent due and payable under Section 7.3(a) and in the manner provided for in this Agreement.

Section 7.2         Effect of Termination. In the event of a valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no force or effect, without any liability or obligation on the part of any Party or any of its Related Parties, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity), except (a) for this Section 7.2, Section 7.3 and Article VIII, which provisions shall survive such termination in accordance with their terms, and (b) subject to Section 7.3(d), liability arising out of or the result of, a Party’s fraud or any Willful Breach of any covenant or agreement in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3         Termination Fees.

(a)            If this Agreement is terminated by (A) Parent pursuant to Section 7.1(g), then the Company shall pay to Parent, within three (3) business days after the date of termination, the Company Termination Fee by wire transfer of same day federal funds to the account specified by Parent, or (B) by the Company pursuant to Section 7.1(i), then the Company shall pay to Parent, on the date of such termination, the Company Termination Fee by wire transfer of same day federal funds to the account specified by Parent.

(b)            If (A) this Agreement is terminated by (1) Parent pursuant to Section 7.1(f) or (2) Parent or the Company pursuant to Section 7.1(b) and, at the time of such termination, Parent could have terminated this Agreement pursuant to Section 7.1(f) in each case of clause (1) and (2), any Person (other than Parent, Merger Sub or any of their respective affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or publicly disclosed or otherwise communicated to the Company Board and not have been unconditionally, and in the case of a publicly announced or disclosed Acquisition Proposal, publicly withdrawn prior to such termination, and (B) within twelve (12) months of such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12) month period) an Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Company Termination Fee, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction. Solely for purposes of this Section 7.3(b), “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.3, except that all references to twenty-five percent (25%) shall be changed to fifty percent (50%).

(c)            If (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d), (ii) prior to the Company Stockholders’ Meeting, any Person (other than Parent, Merger Sub or any of their respective affiliates) shall have made an Acquisition Proposal that was publicly announced or publicly disclosed and not publicly withdrawn prior to the Company Stockholders’ Meeting and (iii)  within twelve (12) months of such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12) month period), an Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Company Termination Fee, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction. Solely for purposes of this Section 7.3(c), “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.3, except that all references to twenty-five percent (25%) shall be changed to fifty percent (50%).

(d)            If this Agreement is terminated by either the Company or Parent as provided in Section 7.1(h) and the CFIUS Turndown is primarily a result of any material breach by Parent or Merger Sub of any of its obligations in Section 5.6(e), Section 5.6(f), or Section 5.6(g), Parent shall pay to the Company, within three (3) business days after the date of termination, the CFIUS Termination Fee by wire transfer of same day federal funds to the account specified by the Company.

(e)            Upon payment of the Company Termination Fee or CFIUS Termination Fee to the respective Party pursuant to Sections 7.3, 7.3(b), 7.3(c) or Section 7.3(d) the Company or Parent, respectively, shall not have any further liability with respect to this Agreement or the transactions contemplated hereby; provided, that nothing herein shall release the Company or Parent from liability arising out of or the result of fraud or Willful Breach. The Parties acknowledge and agree that in no event shall the Parties be required to pay the Company Termination Fee or the CFIUS Termination Fee, as applicable, on more than one occasion. In addition, the Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, no Party would enter into this Agreement. If the Company or Parent fails to pay promptly the amounts due pursuant to this Section 7.3, the respective Party will also pay interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in the excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

Article VIII

MISCELLANEOUS

Section 8.1         No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for the covenants and agreements in this Article VIII and the covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time. Effective upon the Closing, the Company and Parent, on behalf of themselves and each of their respective affiliates (each, a “Releasor”), shall irrevocably release, waive and discharge, to the fullest extent permitted by Law, each other Releasor and their respective equity holders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, consultants, other advisors, successors and assigns from any and all obligations and liabilities of any kind or nature whatsoever (including any obligations or liabilities under any Environmental Law) as to facts, conditions, transactions, events or circumstances prior to the Closing that in any way arise out of or are in connection with their respective businesses, assets, liabilities and operations; provided, that the foregoing release shall not apply to (a) obligations of Parent or the Company pursuant to this Agreement or any other agreement, certificate or instrument being executed and delivered pursuant to or in connection with this Agreement or (b) any matter, cause or event solely occurring after the Closing.

Section 8.2         Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such costs and expenses. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Paying Agent.

Section 8.3         Limitations on Recourse. Each Party agrees, on behalf of itself and its Related Parties, that all Actions (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or the transactions contemplated hereby; (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as an inducement to, this Agreement); (c) any breach or violation of this Agreement; and (d) any failure of any of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement or the Parent Guaranty and in accordance with, and subject to the terms and conditions of, this Agreement and the Parent Guaranty, as applicable. Notwithstanding anything in this Agreement to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or in connection with any of the transactions contemplated hereby will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any liability, for any claims, causes of action or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that Parent, Merger Sub or the Company, as applicable, may assert (subject, with respect to the following clause (iii), in all respects to the limitations set forth in this Section 8.3 and Section 8.6) (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement (ii) against any Person that is party to, and solely pursuant to the terms and conditions of, the Parent Guaranty, or (iii) against any Party solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

Section 8.4         Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.5         Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.6           Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by any other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.9; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 8.7         WAIVER OF JURY TRIAL. EACH OF THE PARTIES acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.8         Specific Enforcement.

(a)            The Parties agree that irreparable damage, for which monetary damages, including payment of the CFIUS Termination Fee or Company Termination Fee, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, each of the Parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3(d). The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)            For the avoidance of doubt, in no event shall the exercise of any Party’s right to seek specific performance pursuant to this Section 8.8 reduce, restrict or otherwise limit such Party’s right, as applicable, to terminate this Agreement pursuant to Article VII and/or pursue all applicable remedies at Law, including seeking payment of the CFIUS Termination Fee and the Company Termination Fee. Notwithstanding the foregoing or elsewhere in this Agreement, (i) while prior to the valid termination of this Agreement, the Company may pursue both a grant of specific performance to cause each other Party to consummate the Merger and the other Transactions and payment of the CFIUS Termination Fee, if, as and when required under Section 7.3(d), in no event shall the Company, directly or indirectly, be permitted or entitled to receive both (A) a grant of specific performance that results in the Closing, on the one hand, and (B) any monetary damages whatsoever, including payment of the CFIUS Termination Fee, on the other hand, and (ii) while prior to the valid termination of this Agreement, Parent and Merger Sub may pursue both a grant of specific performance to cause the Company to consummate the Merger and the other Transactions and payment of the Company Termination Fee, if, as and when required under Section 7.3, in no event shall Parent or Merger Sub, directly or indirectly, be permitted or entitled to receive both (A) a grant of specific performance that results in the Closing, on the one hand, and (B) any monetary damages whatsoever, including payment of the Company Termination Fee, on the other hand.

Section 8.9         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given:  (a) upon personal delivery to the Party to be notified; (b) when sent by email (in which case effectiveness shall be the earlier of (i) upon email confirmation of receipt by the receiving Party (excluding out-of-office or other similar automated replies) or (ii) in the event that an email confirmation of receipt is not delivered, if such email is sent prior to 5:00 p.m. Central Time on a business day, on such business day, and if such email is sent on or after 5:00 p.m. Central Time on a business day or sent on a calendar day other than a business day, the next business day); (c) upon receipt after dispatch by registered or certified mail, postage prepaid; or (d) when delivered by a courier (with confirmation of delivery) to the Party to be notified, in each case, at the following address:

To Parent or Merger Sub:

c/o Woodside Energy Holdings (NA) LLC

1500 Post Oak Blvd.

Houston, Texas 77056

Attention:   Daniel Kalms, President

Email: XXXXXXXX

with copies to:

Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600

Dallas, Texas 75201
Attention: Bryn A. Sappington and Blake Redwine
Email:         bryn.sappington@nortonrosefulbright.com

    blake.redwine@nortonrosefulbright.com

To the Company:

Tellurian Inc.
1201 Louisiana St., Suite 3100
Houston, Texas 77002
Attention: Daniel Belhumeur
Email:         daniel.belhumeur@tellurianinc.com

with copies to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention: W. Robert Shearer
Email:         rshearer@akingump.com

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.10         Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties; provided, however, that (a) Merger Sub may assign any of its rights and delegate any of its obligations hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company and Parent, but no such assignment shall relieve Merger Sub of any of its obligations or liabilities hereunder, and (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned direct or indirect and creditworthy Subsidiaries of Parent without the prior written consent of the Company; provided that any such assignment shall not be effective until (1) Parent provides notice to the Company of such assignment of rights, which notice expressly confirms that Parent continues to be bound by all obligations and liabilities under this Agreement and (2) Guarantor signs an instrument confirming that the Parent Guaranty remains in full force and effect following such assignment; so long as, in each of clause (a) and (b), such assignment does not delay the Closing. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 8.10 shall be null and void.

Section 8.11         Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction contemplated hereby are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.12         Entire Agreement. This Agreement together with the exhibits hereto, annexes hereto, schedules hereto, the Parent Guaranty and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the Parties. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Exhibits, Company Disclosure Schedules and Parent Disclosure Schedules annexed hereto or referred to hereby, including Annex A and Annex B, are “facts ascertainable” as such term is used in Section 251(b) of the DGCL and, do not form a part of this Agreement for purposes of the DGCL but instead operate on the terms of this Agreement as provided herein.

Section 8.13         Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE American require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.14         Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.15         No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the Company or Parent and Merger Sub, as applicable, in accordance with and subject to the terms of this Agreement and (b) except for (i) the provisions of Section 5.9 and Section 8.1, and (ii) the right of the holders of Company Common Stock following the Effective Time to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.16         Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All references in this Agreement to “$” or “dollars” shall be to U.S. dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References in this Agreement to “made available” means, with respect to any document, that such document was (i) in the electronic data room relating to the Transactions maintained by the Company or Parent, as applicable, (ii) filed with or furnished to the SEC and available in the Electronic Gathering, Analysis and Retrieval (EDGAR) database of the SEC or (iii) provided by the Company or Parent, as applicable, in physical form for review by the other Party or its Representatives, in each case, by 5:00 p.m. Houston, Texas time two (2) business days prior to the execution of this Agreement. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule are ‘facts ascertainable’ outside of this Agreement, as such term is used in Section 251(b) of the DGCL, and are not part of this Agreement.

Section 8.17           Definitions.

(a)            As used in this Agreement:

(i)                “2024 Retention Program” means that certain employee retention program adopted by the Compensation Committee of the Company Board on February 27, 2024.

(ii)               “affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.

(iii)              “Antitrust Law” means the Sherman Act of 1890, the Clayton Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act, and all other federal, state, local and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(iv)              “Benefit Plan” means any (A) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (B) bonus, commission, incentive or deferred compensation, equity or equity-based compensation or incentive or phantom equity plan, employer stock and incentive plans, (C) severance, change in control or transaction, deferred compensation, employment, separation, individual consulting, retention, pension, retirement, profit sharing, termination, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, fringe or (D) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA.

(v)               “business day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

(vi)              “CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as such.

(vii)             “CFIUS Approval” means, following the filing of a CFIUS Filing, CFIUS has issued a written notification to the Parties that (i) CFIUS has concluded that none of the transactions contemplated hereby is a “covered transaction” subject to review under the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and its implementing regulations located at 31 C.F.R. Parts 800, 802 (the “DPA”); (ii) CFIUS has completed its review or assessment (or, if applicable, any investigation) under the DPA of the transactions contemplated hereby and has determined that there are no unresolved national security concerns with respect to the transactions contemplated hereby, and advised that all action under the DPA has concluded with respect to the transactions contemplated hereby; (iii) CFIUS is unable to conclude action under Section 721 on the basis of the CFIUS Declaration but has not requested the submission of a CFIUS Notice with respect to the transactions contemplated hereby; or (iv) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the CFIUS Filing and the President has either (a) announced a decision not to take any action to suspend, prohibit or place any limitations on any of the transactions contemplated hereby or (b) the period under the DPA during which the President may announce a decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired.

(viii)            “CFIUS Termination Fee” means $31,548,000.

(ix)              “Company Double-Trigger Restricted Stock” means the Company Restricted Stock that is not Company Single-Trigger Restricted Stock.

(x)               “Company Double-Trigger RSUs” means the Company RSUs that are not Company Single-Trigger RSUs.

(xi)              “Company Equity Awards” means, collectively, Company Options, Company Restricted Stock and Company RSUs.

(xii)             “Company Equity-Based Awards” means, collectively, Company Equity Awards and Company Tracking Units.

(xiii)            “Company Equity-Based Plans” means the Company Equity Plans and the Tellurian Inc. Incentive Compensation Program, as amended from time to time, and any other Benefit Plan providing for the compensatory grant of Company Equity-Based Awards.

(xiv)            “Company Equity Plans” means the Tellurian Inc. Amended and Restated 2016 Omnibus Incentive Compensation Plan and the Tellurian Investments Inc. Amended and Restated 2016 Omnibus Incentive Plan, each as amended from time to time, and any other Benefit Plan providing for the compensatory grant of Company Equity Awards.

(xv)             “Company Options” means options to purchase shares of Company Common Stock granted under the Company Equity Plans or otherwise.

(xvi)            “Company Permitted Lien” means any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established and maintained in accordance with GAAP; (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (D) not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property provided that a non-disturbance agreement is provided by the holder of such Lien agreeing not to disturb the possession of the Company or its Subsidiary, as applicable, under the applicable Company Real Property Lease; (E) arising under or pursuant to the Company Organizational Documents or the organizational documents of any Subsidiary of the Company; (F) resulting from any facts or circumstances relating to Parent or its affiliates; (G) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business that do not or would not materially impair the current or future use, value or occupancy of such real property; (H) easement, zoning restrictions, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Company Real Property, and not violated by the current use and operation of the Company Real Property and that will not be violated by the future use and operation of the Company Real Property for the LNG Plant; (I) with respect to Rights-of-Way, (1) the terms and conditions of the underlying easement or other agreement creating the applicable right-of-way interest, and (2) any matter affecting fee simple title to the real property that is burdened by the applicable right-of-way and any right, title or interest of the owner of such fee simple title that is subordinate to the Company’s rights under the applicable right-of-way; (J) with respect to the Company Leased Real Property, the terms and conditions of the applicable Company Real Property Leases; (K) created pursuant to the Bridge Loan Documents; or (L) arising from insurance premium financing arrangements entered into in the ordinary course of business, including any associated rights of the financiers to cancel the underlying insurance policies upon default and requirements for consent to assignment of such arrangements.

(xvii)           “Company Restricted Stock” means Company Common Stock subject to restrictions granted under the Company Equity Plans or otherwise.

(xviii)          “Company RSUs” means restricted stock units in respect of Company Common Stock granted under the Company Equity Plans or otherwise.

(xix)             “Company Single-Trigger Restricted Stock” means Company Restricted Stock that will vest upon the Closing in accordance with their terms.

(xx)             “Company Single-Trigger RSUs” means Company RSUs that will vest upon the Closing in accordance with their terms.

(xxi)            “Company Termination Fee” means $36,055,000.

(xxii)            “Company Tracking Units” means tracking units with respect to Company Common Stock granted under the Tellurian Inc. Incentive Compensation Program or otherwise, which may be settled in cash or Shares.

(xxiii)           “Company Warrant” means a warrant issued pursuant to the Company Warrant Agreement exercisable for one (1) share of Company Common Stock in accordance with the terms of the Company Warrant Agreement.

(xxiv)           “Company Warrant Agreement” means that certain Warrant To Purchase Common Stock, dated April 29, 2020, by and between the Company and HB Fund LLC.

(xxv)            “Construction Incentive Plan” means the Construction Incentive Plan adopted to attract, retain and motivate key employees and other service providers of (i) Tellurian, Inc. and its subsidiaries (including Tellurian Services LLC, Tellurian LNG UK Limited and Tellurian LNG Singapore Pte. Ltd) and (ii) Driftwood Holdings LLC and its subsidiaries and successors to further the development of the Driftwood LNG Liquefaction Facility, as set forth in that certain Constructive Incentive Plan Term Sheet and the written agreements evidencing awards thereunder.

(xxvi)           “Continuing Employee” means an employee of the Company or an affiliate of the Company as of immediately prior to the Effective Time who is not a Non-Continuing Employee.

(xxvii)         “Emergency” means any sudden, unexpected or abnormal event which causes, or risks causing, imminent and substantial physical damage to or the endangerment of the safety of any property, imminent and substantial endangerment of health or safety of any Person, or death or injury to any Person, or imminent and substantial damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, acts of Governmental Entities, including, but not limited to, confiscation or seizure, or otherwise.

(xxviii)        “Employee Severance Plan” means the Tellurian Inc. Employee Severance Plan, effective as of January 1, 2022.

(xxix)            “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource or environmental media), public or worker health and safety (to the extent related to exposure to Hazardous Materials), pollution, or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of), any Hazardous Materials, in each case as in effect as of or prior to the Closing Date.

(xxx)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxxi)           “Estoppel Certificates” means certificates executed by the landlords of each of the Ground Leases in favor of Parent in form reasonably acceptable to Parent certifying to Parent (A) the amount and status of all Rent payments and security deposits under the Ground Lease; (B) that lessee is in compliance with any conditions under the Ground Lease to be performed by lessee; (C) that lessee is not in default in the payment, performance or observance of any condition or covenant to be performed by lessee under the Ground Lease; and (D) that landlord does not have any offsets or counterclaims under the Ground Lease.

(xxxii)         “Executive Severance Plan” means the Tellurian Inc. Executive Severance Plan (effective as of January 6, 2022; Amended and Restated July 21, 2024).

(xxxiii)         “Former Service Provider” means a former employee, consultant or director of the Company or any of its Subsidiaries, in each case as of immediately prior to the Effective Time.

(xxxiv)        “Gas” means any hydrocarbon or mixture of hydrocarbons consisting essentially of methane and other paraffinic hydrocarbons and non-combustible gases in a gaseous state.

(xxxv)         “Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government.

(xxxvi)         “Ground Leases” means those leases of real property that are within the LNG Plant and Site II, as applicable, as more particularly described in Annex B attached hereto.

(xxxvii)        “Hazardous Materials” means any substance, material or waste that is listed, defined, designated, classified, or regulated, including as hazardous, toxic, radioactive or dangerous, or as a “pollutant” or “contaminant,” or words of similar meaning, under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, polychlorinated biphenyls or per- and polyfluoroalkyl substances.

(xxxviii)       “Hydrocarbon” shall mean crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas), ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

(xxxix)         “knowledge” means (A) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.17(a)(xxxix) of the Parent Disclosure Schedule after reasonable inquiry of their respective direct reports and (B) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.17(a)(xxxix) of the Company Disclosure Schedule after reasonable inquiry of their respective direct reports.

(xl)              “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, complaint, audit, investigation, arbitration or other similarly formal legal proceeding brought by or pending before any Governmental Entity.

(xli)             “LNG” means Gas in a liquid state at or below its point of boiling and at or near a pressure of one atmosphere.

(xlii)            “LNG Plant” means that certain liquified natural gas terminal and related facilities being constructed by Driftwood LNG LLC and other Subsidiaries in Calcasieu Parish, Louisiana.

(xliii)           “Material Adverse Effect” with respect to Parent or the Company, as applicable, means an event, change, effect, fact, circumstance, development or occurrence (“Effect”) that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition, assets or continuing results of operations of such Party and its Subsidiaries, taken as a whole, other than any Effect: (A) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world; or (B)  resulting from or arising out of (1) any changes or developments in the industries in which such Party or any of its Subsidiaries conducts its business, (2) any changes or developments in prices for oil, natural gas or other commodities or for such Party’s raw material inputs and end products, (3) the execution, announcement, pendency or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of such Party or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other Transactions (provided, that this clause (3) shall not apply to any representation or warranty that is intended to address the consequences of the execution, announcement or pendency of the Transactions with respect to any condition to Closing to the extent such condition relates to any such representation and warranty), (4) any taking of any action required by this Agreement or at the written request of Parent, in the case of the Company, or the Company (other than, with respect to the Company, pursuant to Section 5.1(a)), (5) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (6) any changes in GAAP, IFRS or accounting standards or interpretations thereof, (7) (I) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, epidemics, pandemics (including SARS CoV-2), or any weather-related or meteorological events or other force majeure event, acts of God, or natural disasters or (II) outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing (including, for the avoidance of doubt, the current conflict between the Russian Federation and Ukraine and the war and conflict between Israel and Hamas and related military operations), (8) any failure by such Party to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the exception in this clause (8) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition), (9) any changes in the share price or trading volume of the Company Common Stock, or in the credit rating of Parent, the Company or any of their respective Subsidiaries (provided, that the exception in this clause (9) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clause (A) and clauses (1)–(2) and (5)–(7) of this clause (B), to the extent disproportionately and adversely affecting such Party and its Subsidiaries, taken as a whole, relative to other companies in the industries in which such Party and its Subsidiaries operate, in which case only the incremental disproportionate, adverse effect relative to other companies in the industries in such Party and its Subsidiaries operate may be taken into account in determining whether there has been, or would reasonably likely be, a “Material Adverse Effect.”

(xliv)           “Mineral Interest” shall mean any fee mineral interests or an undivided fee mineral interest, mineral interests, mineral servitude, non-participating royalty interests, term mineral interests, coalbed methane interests, oil interests, gas interests, reversionary interests, reservations, concessions, executive rights or other similar interests in Hydrocarbons in place or other fee interests in Hydrocarbons.

(xlv)            “Non-Continuing Employee” means an employee of the Company or an affiliate of the Company as of immediately prior to the Effective Time whose employment is terminated by the Company or an affiliate of the Company immediately following the Effective Time.

(xlvi)           “Oil and Gas Leases” means, with respect to a Person, all Hydrocarbon and mineral leases and subleases, royalties, overriding royalties, net profits interests, Mineral Interests, carried interests and other rights to Hydrocarbons in place, and mineral servitudes, and all leases, subleases, licenses or other occupancy or similar agreements under which such Person acquires, holds or obtains rights to produce Hydrocarbons from real property interests.

(xlvii)          “Oil and Gas Properties” shall mean: (A) all direct and indirect interests in and rights with respect to Hydrocarbon, mineral, water and similar properties of any kind and nature, including all Oil and Gas Leases and the interests in lands covered thereby or included in Units with which the Oil and Gas Leases may have been pooled, communitized or unitized, working, leasehold and Mineral Interests and estates and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, non-participating royalty interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations, and concessions; (B) all Wells located on or producing from any of the Oil and Gas Leases, Units, or Mineral Interests and the rights to all Hydrocarbons and other minerals produced therefrom (including the proceeds thereof); (C) all surface interests, easements, surface use agreements, rights-of-way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons; (D) all interests in machinery, equipment (including Well equipment and machinery), production, completion, injection, disposal, gathering, transportation, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), rigs, pumps, water plants, electric plants, platforms, processing plants, separation plants, refineries, testing and monitoring equipment, and other personal property used, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons; and (E) all other interests of any kind or character associated with, appurtenant to or necessary for the operation of any of the foregoing.

(xlviii)         “ordinary course of business” means the ordinary course of business of the Company and its Subsidiaries, consistent in all material respects with (A) activities considered normal and customary for the natural gas and liquid natural gas industry, and (B) natural gas and liquid natural gas industry practices; provided, however, that the acquisition or disposition of any other assets for more than $1,000,000 shall not be deemed to be in the ordinary course of business.

(xlix)            “Parent Permitted Lien” means any Lien: (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established in accordance with IFRS; (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established in accordance with IFRS; (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (D) not created by Parent or its Subsidiaries that affect the underlying fee interest of real property leased by Parent or any Subsidiary of Parent; (E) arising under or pursuant to the Parent Organizational Documents or the organizational documents of any Subsidiary of Parent; (F) resulting from any facts or circumstances relating to the Company or its affiliates; (G) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business that do not or would not materially impair the use or occupancy of such real property; or (H) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over any real property owned by Parent, and not violated by the current or future use and operation of such owned real property.

(l)                “Parent SEC Documents” means any forms, documents and reports, schedules, certifications, prospectuses, registration and other statements filed or furnished by Parent or an affiliate of Parent with the SEC prior to the date hereof and since January 1, 2022.

(li)               “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

(lii)              “Related Parties” means (A) with respect to the Company, the Company and its Subsidiaries and any of its or their respective former, current or future, direct or indirect, stockholders, managers, members, directors, partners, officers, affiliates, equity holders, members, officers and agents or other Representatives, and any successor or assign of the foregoing and (B) with respect to each of Parent and Merger Sub, such Party and its Subsidiaries any of its or their respective former, current or future, direct or indirect, stockholders, managers, members, directors, partners, officers, affiliates, equity holders, members, officers and agents or other Representatives, and any successor or assign of the foregoing.

(liii)             “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

(liv)             “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(lv)              “Site II” means that certain real property located in Cameron Parish, Louisiana that is the subject of the (A) Amended Lease Agreement between Westlands Corporation, et al., as Lessor, and G2 Net-Zero LNG LLC, as Lessee, dated April 15, 2022, as assigned from G2-Net-Zero LNG LLC to Tellurian Production Investments LLC by Assignment and Assumption of Lease Agreement dated February 13, 2023, as referenced in the Notice of Lease recorded on April 14, 2022, at Instrument Number 351887, official records of Cameron Parish, Louisiana, and (B) Amended Lease Agreement between Pujo Land, L.L.C., as Lessor, and G2 Net-Zero LNG LLC, as Lessee, dated April 15, 2022, as assigned from G2-Net-Zero LNG LLC to Tellurian Production Investments LLC by Assignment and Assumption of Lease Agreement dated February 13, 2023, as referenced in the Notice of Lease recorded on April 14, 2022, at Instrument Number 351888, official records of Cameron Parish, Louisiana.

(lvi)             “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which: (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; (B) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (C) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

(lvii)            “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

(lviii)           “Tax” means any and all U.S. federal, state or local or non-U.S. or provincial taxes (and customs duties, fees, assessments and similar charges in the nature of a tax), including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto.

(lix)             “Tax Return” means any return, report, form, election, notice or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with any Governmental Entity with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

(lx)              “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any regulatory filing or any other communications to the stockholders of the Company, in each case other than any Legal Proceedings solely among the Parties or their respective affiliates, related to this Agreement or the Transactions.

(lxi)             “Transactions” means the transactions contemplated by this Agreement.

(lxii)            “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

(lxiii)           “Units” means all pooled, communitized, or unitized acreage that includes all or a part of any Oil and Gas Lease.

(lxiv)           “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local and foreign Laws related to plant closings, relocations, mass layoffs or employment losses.

(lxv)            “Wells” means Hydrocarbon wells, carbon dioxide wells, saltwater disposal wells, injection wells and storage wells, whether producing, operating, shut-in or temporarily abandoned, located on any real property associated with an Oil and Gas Property of the Company or any of its Subsidiaries.

(lxvi)           “Willful Breach” means a material breach, or failure to perform, that is the consequence of a deliberate act or omission of an officer, employee or Representative of a Party or of its affiliate with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

(b)            Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Defined Term	Section
2021 Indenture	5.13(d)(i)
2021 Indenture Trustee	5.13(d)(i)
2022 Indenture	5.13(d)(i)
2022 Indenture Trustee	5.13(d)(i)
Acceptable Confidentiality Agreement	5.3(a)
Acquisition Proposal	5.3(h)(i)

Defined Term	Section
Acquisition Transaction	5.3(h)(ii), 7.3(b) and 7.3(c)
Action	5.9(b)
Agreement	Preamble
Anti-Corruption Laws	3.7(c)
Balance Sheet Date	3.6
BIS	3.26(b)
Book-Entry Share	2.2(b)(ii)(A)
Bridge Loan Agreement	Recitals
Bridge Loan Documents	Recitals
Bridge Loan Facility	Recitals
Bridge Loans	Recitals
Buyer Approvals	4.2(b)
Capitalization Date	3.2(a)
Cash-Out Equity Awards	2.4(e)
Cash-Out Restricted Stock	2.4(c)
Cash-Out RSUs	2.4(e)
Certificate	2.2(b)(i)
Certificate of Merger	1.3
CFIUS Declaration	5.6(e)
CFIUS Filing	5.6(f)
CFIUS Notice	5.6(f)
CFIUS Turndown	5.6(g)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
Code	2.6
Company	Preamble
Company Approvals	3.3(b)
Company Awards	2.4(f)
Company Benefit Plan	3.9(a)
Company Board	Recitals
Company Board Recommendation	3.3(a)
Company Common Stock	2.1(a)
Company Disclosure Schedule	Article III
Company Employee	3.15(a)
Company Intellectual Property	3.16(a)
Company Leased Real Property	3.18(a)
Company Material Contracts	3.21(a)
Company Organizational Documents	3.1(b)
Company Owned Intellectual Property	3.16(b)
Company Owned Real Property	3.18(a)
Company Permits	3.7(b)
Company Preferred Stock	3.2(a)
Company Real Property	3.18(a)
Company Real Property Leases	3.18(a)
Company Reserve Report	3.17
Company SEC Documents	3.4(a)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	5.4(d)

Defined Term	Section
Confidentiality Agreement	5.2(b)
Consent Solicitation	5.13(a)
Contract	3.21(a)
Converted Equity Awards	2.4(d)
Converted Equity-Based Awards	2.4(f)
Converted Restricted Stock	2.4(b)
Converted RSU	2.4(d)
Converted Tracking Unit	2.4(f)
Debt Offer	5.13(a)
Debt Offer Documents	5.13(a)
DGCL	1.1
Dissenting Shares	2.3
D&O Insurance	5.9(c)
DOE	3.13(b)
Driftwood LNG	3.13(a)
Driftwood Pipeline	3.13(a)
Effective Time	1.3
Eligible Shares	2.1(a)
End Date	7.1(b)
Equitable Exception	3.3(a)
Equity-Based Award Notice	2.4(g)
ERISA Affiliate	3.9(a)
Exchange Act	3.3(b)
Excluded Shares	2.1(b)
Export Control and Economic Sanctions Laws	3.26(b)
FCC	3.13(b)
FCPA	3.7(c)
FERC	3.13(a)
Foreign Antitrust Laws	3.3(b)
GAAP	3.4(c)
Governmental Entity	2.2(d)
Guarantor	Recitals
ICA	3.13(b)
Indemnified Party	5.9(a)
Indentures	5.13(d)(ii)
Intellectual Property	3.16(a)
Intervening Event	5.3(h)(iii)
IT Assets	Section 3.16(e)
Labor Agreement	3.15(a)
Law or Laws	3.7(a)
Lien	3.2(g)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
NGA	3.13(a)
NGPA	3.13(a)
Notes	5.13(d)(i)
NSAI	3.17(a)
NYSE	3.3(b)

Defined Term	Section
NYSE American	3.3(b)
OFAC	3.26(b)
Parent Board	4.2(a)
Parent Disclosure Schedule	Article IV
Parent Guaranty	Recitals
Parent Organizational Documents	4.1(b)
Parent Plan	5.5(d)
Paying Agent Agreement	2.2(a)
Paying Agent	2.2(a)
Proxy Statement	3.12
PUHCA	3.13(a)
Releasor	8.1
Remedies Exceptions	3.18(a)
Representatives	5.2(a)
Sanctioned Jurisdiction	3.26(b)
Sanctioned Party	3.26(b)
Sarbanes-Oxley Act	3.5
SEC	3.3(b)
Security Incident	3.16(f)
Series C Preferred Stock	3.2(a)
Severance Plans	5.5(a)
Share	2.1(a)
Superior Offer	5.3(h)(iv)
Surviving Corporation	1.1
Termination Date	5.1(a)
Transferred Employee	5.5(a)
Trustees	5.13(d)(iii)

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

WOODSIDE ENERGY HOLDINGS (NA) LLC

By:	/s/ Daniel Kalms
Name: Daniel Kalms
Title: President

MERGER SUB:

WOODSIDE ENERGY (TRANSITORY) INC.

By:	/s/ Daniel Kalms
Name: Daniel Kalms
Title: President

[Signature Page to Agreement and Plan of Merger]

THE COMPANY:

TELLURIAN INC.

By:	/s/ Daniel Belhumeur
Name: Daniel Belhumeur
Title: President

[Signature Page to Agreement and Plan of Merger]

Annex A

Form of Bridge Loan Agreement

[Attached.]

Annex B

Ground Leases

1. Triple Net Ground Lease, dated November 20, 2019, by and between DCSY, L.L.C., as landlord, and Driftwood LNG LLC, as lessee, as referenced in the Notice of Lease, dated November 20, 2019, recorded November 21, 2019, in Conveyance Book 4359, Page 31, as Instrument No. 3374563, official records of Calcasieu Parish, Louisiana.

2. Ground Lease dated as of July 1, 2021 by and between Lake Charles Harbor and Terminal District, as lessor, and Driftwood LNG LLC, as lessee, as referenced in Notice of Lease, dated July 1, 2021, by and between Lake Charles Harbor and Terminal District and Driftwood LNG LLC, recorded June 30, 2021, in Conveyance Book 4449, Page 461, as Instrument No. 3433505, official records of Calcasieu Parish, Louisiana.

3. Ground Lease, dated November 1, 2019, by and between WKT Properties, a Limited Liability Company, as landlord, and Driftwood LNG LLC, as lessee, as referenced in the Notice of Lease, dated November 1, 2019, by and between WKT Properties, a Limited Liability Company and Driftwood LNG LLC, recorded October 31, 2019, in Conveyance Book 4355, Page 251, as Instrument No. 3372521, official records of Calcasieu Parish, Louisiana.

4. Ground Lease dated as of April 1, 2020 by and between RTO, L.L.C., as landlord, and Driftwood LNG LLC, as lessee, as referenced in the Notice of Lease recorded on March 25, 2020, in Conveyance Book 4376, Page 15, as Instrument No. 3386011, official records of Calcasieu Parish, Louisiana.

5. Amended Lease Agreement between Pujo Land, L.L.C., as Lessor, and G2 Net-Zero LNG LLC, as Lessee, dated April 15, 2022, as assigned from G2-Net-Zero LNG LLC to Tellurian Production Investments LLC by Assignment and Assumption of Lease Agreement dated February 13, 2023, as referenced in the Notice of Lease recorded on April 14, 2022, at Instrument Number 351888, official records of Cameron Parish, Louisiana.

6. Amended Lease Agreement between Westlands Corporation, et al., as Lessor, and G2 Net-Zero LNG LLC, as Lessee, dated April 15, 2022, as assigned from G2-Net-Zero LNG LLC to Tellurian Production Investments LLC by Assignment and Assumption of Lease Agreement dated February 13, 2023, as referenced in the Notice of Lease recorded on April 14, 2022, at Instrument Number 351887, official records of Cameron Parish, Louisiana.

Exhibit 1

Form of Surviving Corporation Certificate of Incorporation

[Attached.]

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

TELLURIAN INC.

FIRST.               The name of the corporation is Tellurian Inc. (the “Corporation”).

SECOND.          The address of the Corporation’s registered office in the State of Delaware is 108 Lakeland Avenue, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD.              The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH.          The total number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each such share is $1.00. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote and the Common Stock shall vote together as a single class.

FIFTH.               The board of directors of the Corporation shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

SIXTH.              Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH.        To the fullest extent permitted by applicable law, no director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director or officer as a director or officer, as applicable, except (i) for breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to any director, pursuant to Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) with respect to any officer, in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

EIGHTH.           The Corporation shall have the authority to the full extent not prohibited by law, as provided in the bylaws of the Corporation or otherwise authorized by the Board of Directors or by the stockholders of the Corporation, to indemnify any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity, from and against any and all expenses, liabilities or losses asserted against, or incurred by any such person in any such capacity, or arising out of their status as such; and the indemnification authorized herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH.             The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.